EXHIBIT 10.1

LTC PROPERTIES, INC.

NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

5.26% Series A-1 Senior Notes Due July 14, 2015

($25,000,000 Aggregate Original Principal Amount)

5.74% Series A-2 Senior Notes Due January 14, 2019

($25,000,000 Aggregate Original Principal Amount)

$50,000,000 Private Shelf Facility

July 14, 2010

i

Table of Contents

(continued)

			Page

	4B(5)	Changes in Structure	9
	4B(6)	Purchase Permitted By Applicable Law, etc.	9
	4B(7)	Private Placement Number	9
	4B(8)	Proceedings and Documents	9
5	Representation and Warranties of the Company		9
6	Representations of the Purchasers		19
7	Information as to the Company		21
8	Prepayment of the Notes		25
9	Affirmative Covenants		28
10	Negative Covenants		30
11	Events Of Default		37
12	Remedies On Default, Etc.		39
13	Registration; Exchange; Substitution Of Notes		41
14	Payments On Notes		42
15	Expenses, Etc.		43
16	Survival Of Representations And Warranties; Entire Agreement		43
17	Amendment And Waiver		44
18	Notices		45
19	Reproduction Of Documents		46
20	Multiparty Guaranty		46
21	Confidentiality		52
22	Miscellaneous		52

ii

Information Schedule

Schedule A	—	Purchaser Schedule Related to Series A Notes
Schedule B	—	Defined Terms
Schedule 5.4	—	Subsidiaries; Affiliates; Directors and Officers; Restrictions on Subsidiaries
Schedule 5.10(b)	—	Borrowing Base Properties
Schedule 5.10(c)	—	Significant Leases
Schedule 5.15	—	Existing Indebtedness for Borrowed Money
Schedule 10.2	—	Existing Investments

Exhibit A-1	—	Form of 5.26% Series A-1 Senior Notes due July 14, 2015
Exhibit A-2	—	Form of 5.74% Series A-2 Senior Notes due January 14, 2019
Exhibit A-3	—	Form of Shelf Note
Exhibit B	—	Form of Request for Purchase
Exhibit C	—	Form of Confirmation of Acceptance
Exhibit D-1	—	Form of Series A Note Opinion of Special Counsel for the Credit Parties
Exhibit D-2	—	Form of Shelf Note Opinion of Special Counsel for the Credit Parties
Exhibit D-3	—	Form of Series A Note Opinion of Special Maryland Counsel for the Credit Parties
Exhibit D-4	—	Form of Shelf Note Opinion of Special Maryland Counsel for the Credit Parties
Exhibit D-5	—	Form of Series A Note Opinion of Special Texas Counsel for the Credit Parties
Exhibit D-6	—	Form of Shelf Note Opinion of Special Texas Counsel for the Credit Parties
Exhibit D-7	—	Form of Series A Note Opinion of Special Nevada Counsel for the Credit Parties
Exhibit D-8	—	Form of Shelf Note Opinion of Special Nevada Counsel for the Credit Parties
Exhibit E	—	Form of Borrowing Base Certificate
Exhibit F	—	Form of Joinder to Multiparty Guaranty

i

LTC PROPERTIES, INC.

31365 Oak Crest Drive, Suite 200

Westlake Village, California 91361

July 14, 2010

Prudential Investment Management, Inc.

Each Prudential Affiliate (as hereinafter defined) which is

  a signatory of this Agreement or becomes bound by certain

  provisions of this Agreement as hereinafter provided)

c/o Prudential Capital Group

2029 Century Park East, Suite 710

Los Angeles, California 90067

Ladies and Gentlemen:

Each of the undersigned, LTC Properties, Inc., a Maryland corporation (the “Company”), and certain direct and indirect Subsidiaries of the Company from time to time party to this Agreement as Guarantors agrees with each of the Purchasers as follows:

1                                        AUTHORIZATION OF NOTES

1A       AUTHORIZATION OF SERIES A-1 NOTES.

The Company has authorized the issue and sale of $25,000,000 aggregate principal amount of its 5.26% Series A-1 Senior Notes due July 14, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Series A-1 Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13).  The Series A-1 Notes shall be substantially in the form set out in Exhibit A-1.  Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

1B       AUTHORIZATION OF SERIES A-2 NOTES.

The Company has authorized the issue and sale of $25,000,000 aggregate principal amount of its 5.74% Series A-2 Senior Notes due January 14, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Series A-2 Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13).  The Series A-2 Notes shall be substantially in the form set out in Exhibit A-2.  The terms “Series A Note” and “Series A Notes” as used herein shall include each Series A-1 Note and each Series A-2 Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision.

1C       AUTHORIZATION OF ISSUE OF SHELF NOTES.

The Company will authorize the issue and sale of its additional senior notes (as amended, restated, supplemented or otherwise modified from time to time, the “Shelf Notes”) in the aggregate principal amount of up to $50,000,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 10 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 7 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to Section 2B(5), and to be substantially in the form of Exhibit A-3.  The terms “Shelf Note” and “Shelf Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision.  The terms “Note” and “Notes” as used herein shall include each Series A Note and each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision.  Notes that have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods, and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

2                                        SALE AND PURCHASE OF NOTES

2A       SALE AND PURCHASE OF SERIES A-1 NOTES AND SERIES A-2 NOTES.

Subject to the terms and conditions of this Agreement, the Company agrees to issue and sell to each Series A Purchaser and each Series A Purchaser agrees to purchase from the Company, on the Series A Closing Day provided for in Section 3, Series A-1 Notes and/or Series A-2 Notes, as applicable, in the principal amount with respect to Series A-1 Notes and/or Series A-2 Notes, as applicable, specified opposite such Series A Purchaser’s name in the Purchaser Schedule Relating to Series A Notes set forth as Schedule A at the purchase price of 100% of the principal amount thereof.

2B       SALE AND PURCHASE OF SHELF NOTES.

2B(1)   Facility.  PIM is willing to consider, in its sole discretion and within limits that may be authorized for purchase by PIM and Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement.  The willingness of PIM to consider such purchase of Shelf Notes is herein called the “Facility.”  At any time, (i) the aggregate principal amount of Shelf Notes stated in Section 1C, minus (ii) the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus (iii) the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time.  NOTWITHSTANDING THE WILLINGNESS OF PIM TO CONSIDER PURCHASES OF SHELF NOTES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PIM NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PIM OR ANY PRUDENTIAL AFFILIATE.  Notwithstanding anything to the contrary appearing herein, in no event shall any Note be purchased under the Facility by a Prudential Affiliate described in clause (i) of the definition thereof if, upon giving effect to such purchase and the use of proceeds thereof, the aggregate principal amount all Notes and any other notes of the Company then outstanding and held by all Prudential Affiliates described in such clause, would exceed $75,000,000.

2B(2)   Issuance Period.  Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if such anniversary is not a New York Business Day, the New York Business Day next preceding such anniversary), and (ii) the thirtieth day after PIM shall have given to the Company, or the Company shall have given to PIM, written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a New York Business Day, the New York Business Day next preceding such thirtieth day).  The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period.”

2B(3)   Request For Purchase.  The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”).  Each Request for Purchase shall be made to PIM by email or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $10,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities (which shall be no more than 10 years from the date of original issuance), and principal prepayment dates and amounts (which shall result in an average life of no more than 7 years from the date of original issuance) of the Shelf Notes covered thereby, (iii) specify the interest payment periods (which shall be quarterly or semi-annually), (iv) specify the use of proceeds of such Shelf Notes), (v) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 Business Days and not more than 42 days after the making of such Request for Purchase, (vi) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (vii) certify that the representations and warranties contained in Section 5 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, and (viii) be substantially in the form of Exhibit B attached hereto.  Each Request for Purchase shall be in writing and shall be deemed made when received by PIM.

2B(4)   Rate Quotes.  Not later than 5 Business Days after the Company shall have given PIM a Request for Purchase pursuant to Section 2B(3), PIM may, but shall be under no obligation to, provide to the Company by telephone interest rate quotes for the several principal amounts, maturities and principal prepayment schedules, and interest payment periods of Shelf Notes specified in such Request for Purchase.  Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which PIM or a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

2B(5)   Acceptance.  Within 2 minutes after PIM shall have provided any interest rate quotes pursuant to Section 2B(4) or such shorter period as PIM may specify to the Company (such period herein called the “Acceptance Window”), the Company may, subject to Section 2B(6), elect to accept such interest rate quotes as to not less than $10,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase.  Such election shall be made by an Authorized Officer of the Company notifying PIM by telephone or email within the Acceptance Window (but not earlier than 9:30 a.m. or later than 1:30 p.m. (or such later time as PIM may agree), New York City local time) that the Company elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being herein called an “Accepted Note”) as to which such acceptance (herein called an “Acceptance”) relates.  The day the Company notifies PIM of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes.  Any interest rate quotes as to which PIM does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes.  Subject to Section 2B(6) and the other terms and conditions hereof, the Company agrees to sell to PIM or a Prudential Affiliate, and PIM agrees to purchase, or to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Accepted Notes.  As soon as practicable following the Acceptance Day, the Company, PIM and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit C (herein called a “Confirmation of Acceptance”).  If the Company should fail to execute and return to PIM within 2 Business Days following receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, PIM may at its election at any time prior to its receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

2B(6)   Market Disruption.  Notwithstanding the provisions of Section 2B(5), if PIM shall have provided interest rate quotes pursuant to Section 2B(4) and thereafter, prior to the time an Acceptance with respect to such quotes shall have been notified to PIM in accordance with Section 2B(5), the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes.  If the Company thereafter notifies PIM of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and PIM shall promptly notify the Company that the provisions of this Section 2B(6) are applicable with respect to such Acceptance.

2B(7)   Facility Closings.  Not later than 1:30 p.m. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of the Bingham McCutchen LLP, Three Embarcadero Center, San Francisco, California 94111 (or such other address as PIM may specify in writing), the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on such Closing Day, dated the applicable Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the account specified in the Request for Purchase of such Notes.  If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this paragraph 2B(7), or any of the conditions specified in Section 4 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 2:00 p.m., New York City local time, on such scheduled Closing Day notify PIM (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to PIM (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with Section 2B(8)(iii), or (ii) such closing is to be canceled and the Company will pay the Cancellation Fee as provided in Section 2B(8)(iv).  In the event that the Company shall fail to give such notice referred to in the immediately preceding sentence, PIM (on behalf of each Purchaser) may at its election, at any time after 2:00 p.m., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled and the Company is obligated to pay the Cancellation Fee as provided in Section 2B(8)(iv).  Notwithstanding anything to the contrary appearing in this Agreement, the Company may elect to reschedule a closing with respect to any given Accepted Notes on not more than one occasion, unless PIM shall have otherwise consented in writing.

2B(8)   Fees.

2B(8)(i)           [Intentionally Omitted.]

2B(8)(ii)          [Intentionally Omitted.]

2B(8)(iii)         Delayed Delivery Fee.  If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company shall pay to or as directed by PIM, on the Cancellation Date or actual Closing Day of such purchase and sale, an amount (the “Delayed Delivery Fee”) equal to:

(BEY - MMY) X DTS/360 X PA

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on an alternative Dollar investment of the highest quality selected by PIM having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day from time to time fixed for the delayed delivery of such Accepted Note; “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day for such Accepted Note to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made.

In no case shall the Delayed Delivery Fee be less than zero.  Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with Section 2B(7).

2B(8)(iv)         Cancellation Fee.  If the Company at any time notifies PIM in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if PIM notifies the Company in writing under the circumstances set forth in the last sentence of paragraph 2B(5) or the penultimate sentence of Section 2B(7) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company shall pay to or as directed by PIM in immediately available funds on the Cancellation Date an amount (the “Cancellation Fee”) equal to:

PI X PA

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by PIM) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by PIM) of the Hedge Treasury Note(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning ascribed to it in paragraph 2B(8)(iii).  The foregoing bid and ask prices shall be as reported by such publicly available source of such market data as is then customarily used by PIM, and rounded to the second decimal place.

In no case shall the Cancellation Fee be less than zero.

3                                        SERIES A CLOSING.

The sale and purchase of the Series A-1 Notes or Series A-2 Notes, as applicable, to be purchased by the Series A Purchasers shall occur at the offices of Bingham McCutchen LLP, Three Embarcadero Center, San Francisco, California 94111, at 9:00 a.m., Pacific time, at a single closing on July 14, 2010 (the “Series A Closing Day”).  On the Series A Closing Day, the Company will deliver to each Series A Purchaser the Series A Notes to be purchased by such Series A Purchaser in the form of a single Series A-1 Note (or such greater number of Series A-1 Notes in denominations of at least $1,000,000 as it may request) and/or a single Series A-2 Note (or such greater number of Series A-2 Notes in denominations of at least $1,000,000 as it may request), as applicable, each dated the date of the Series A Closing Day, and registered in such Series A Purchaser’s name (or in the name of its nominee), against delivery by such Series A Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 317-4554 at Harris Trust and Savings, Chicago, IL 60694, ABA number 071000288.  If on the Series A Closing Day the Company shall fail to tender such Notes as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to the satisfaction of any Series A Purchaser, such Series A Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights it may have by reason of such failure or such nonfulfillment.

4                                        CONDITIONS TO CLOSING.

The obligation of any Purchaser to purchase and pay for any Notes is subject to the fulfillment to its satisfaction, on or before the applicable Closing Day, of the following conditions:

4A       CONDITIONS TO SERIES A CLOSING

4A(1)   Completion of Due Diligence.  PIM and the Series A Purchasers shall have completed to their satisfaction financial and other business, environmental and legal due diligence related to the Company and its Subsidiaries.

4A(2)   Delivery of Credit Agreement and Modifications Thereto.  PIM and the Series A Purchasers shall have received copies of the Credit Agreement and the definitive agreements with respect to any other Principal Credit Facilities, and all amendments or other modifications to each of the foregoing, accompanied by an Officer’s Certificate certifying such copies as being true, correct and complete copies thereof.

4A(3)   Consents.  PIM and the Series A Purchasers shall have received evidence satisfactory to them that all government, contractual (including, without limitation, under the Credit Agreement) and other third-party approvals and consents, if any, necessary to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents as of the Series A Closing Day have been obtained.

4A(4)   Borrowing Base Certificate.  PIM and the Series A Purchasers shall have received a Borrowing Base Certificate containing a calculation of the Borrowing Base as of March 31, 2010 based on the information set forth on Schedule 5.10(b) as of the Series A Closing Day.

4A(5)   Payment of Special Counsel Fees.  Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Series A Closing Day the fees, charges and disbursements of the special counsel of PIM and the Series A Purchasers referred to in Section 4B(1)(g), to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Series A Closing Day.

4B                             CONDITIONS TO EACH CLOSING.

4B(1)           Certain Documents.  PIM and each Purchaser that is purchasing Notes on such Closing Day shall have received the following, each dated the applicable Closing Day (except as provided in clause (h)):

(a)        The Note(s) to be purchased by such Purchaser;

(b)        an Officer’s Certificate from the Company, certifying that the conditions specified in Sections 4B(3), 4B(4) and 4B(5) have been fulfilled;

(c)        certified copies of the resolutions of each Credit Party (or, if such Person is a partnership, its general partner), authorizing the execution and delivery of the Transaction Documents to which such Credit Party is a party (and, in the case of such resolutions of the Company, authorizing the issuance of the applicable Series of Notes by the Company), and of all documents evidencing other necessary corporate or similar action and governmental approvals, if any, with respect to the Transaction Documents and the applicable Series of Notes;

(d)        a certificate of the Secretary or an Assistant Secretary and one other officer of each of the Credit Parties (or, if such Person is a partnership, its general partner), certifying the names and true signatures of the officers of such Person authorized to sign the Transaction Documents to which such Credit Party is a party;

(e)        certified copies of the articles or certificate of incorporation (or similar charter document) and by-laws, operating agreement or partnership agreement, as applicable, of each Credit Party;

(f)         favorable opinions of:  (i) Reed Smith LLP, special counsel for the Credit Parties satisfactory to such Purchaser and substantially in the form of Exhibit D-1 (in the case of the Series A Notes) or Exhibit D-2 (in the case of any Shelf Notes) attached hereto, and as to such other matters as such Purchaser may reasonably request; (ii) Ballard Spahr LLP, special Maryland counsel for the Credit Parties satisfactory to such Purchaser and substantially in the form of Exhibit D-3 (in the case of the Series A Notes) or Exhibit D-4 (in the case of any Shelf Notes) attached hereto, and as to such other matters as such Purchaser may reasonably request; (iii) Fulbright & Jaworski L.L.P., special Texas counsel for the Credit Parties satisfactory to such Purchaser and substantially in the form of Exhibit D-5 (in the case of the Series A Notes) or Exhibit D-6 (in the case of any Shelf Notes) attached hereto, and as to such other matters as such Purchaser may reasonably request; and (iv) Brownstein Hyatt Farber Schreck, LLP, special Nevada counsel for the Credit Parties satisfactory to such Purchaser and substantially in the form of Exhibit D-7 (in the case of the Series A Notes) or Exhibit D-8 (in the case of any Shelf Notes) attached hereto.  The Company hereby directs each such counsel to deliver such opinions, agrees that the issuance and sale of any Notes will constitute a reconfirmation of such direction, and understands and agrees that each Purchaser receiving such an opinion will and is hereby authorized to rely on such opinion;

(g)        a favorable opinion of Bingham McCutchen LLP, special counsel for PIM and the Purchasers, as to such matters incident to the matters herein contemplated related to the Series A Notes as such Purchaser reasonably requests;

(h)        a good standing or similar certificate for each Credit Party (or its general partner, in the case of a partnership) from the appropriate Governmental Authority of its jurisdiction of organization, dated as of a recent date, and such other evidence of the status of such Persons as such Purchaser may reasonably request; and

(i)         additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.

4B(2)   Payment of Fees.  The Company shall have paid to or as directed by PIM any fees due pursuant to or in connection with this Agreement, including any Delayed Delivery Fee due pursuant to Section 2B(8)(iii).

4B(3)   Representations and Warranties.  The representations and warranties of the Credit Parties in Section 5 hereof shall, in each case, be correct when made and on and as of such Closing Day.

4B(4)   Performance; No Default.  Each of the Credit Parties shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at such Closing Day, and after giving effect to the issue and sale of the applicable Series of Notes (and the application of the proceeds thereof pursuant to the requirements of Section 5.14) no Default or Event of Default shall have occurred and be continuing.

4B(5)   Changes in Structure.  The Company shall not have changed its jurisdiction of organization or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other Person, at any time following the date of the most recent financial statements referred to in Section 5.5.

4B(6)   Purchase Permitted By Applicable Law, etc.  Each Purchaser’s purchase of Notes on such Closing Day shall (i) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System), and (iii) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by any Purchaser of Notes on such Closing Day, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as it may reasonably specify to enable it to determine whether such purchase is so permitted.

4B(7)   Private Placement Number.  A Private Placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for each Series of Notes to be issued on the applicable Closing Day.

4B(8)   Proceedings and Documents.  All corporate, organizational and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to each Purchaser purchasing Notes on the applicable Closing Day and its special counsel, and each such Purchaser and its U.S. and Canadian special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such counsel may reasonably request.

5                                        REPRESENTATION AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

5.1       Organization; Power and Authority.

Each Credit Party is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Credit Party has the requisite power and authority to own or hold under lease the Properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Transaction Documents to which it is a party and to perform the provisions of such Transaction Documents.  The Company is organized in conformity with the requirements for qualification as a REIT under the Code, and its method of operation enables it to meet the requirements for qualification and taxation as a REIT under the Code.

5.2       Authorization, etc.

This Agreement, the Notes and the other Transaction Documents to which any Credit Party is a party have been duly authorized by all necessary action on the part of such Credit Party, and each of this Agreement and such other Transaction Documents (other than the Notes) constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of each Credit Party that is party to such Transaction Document enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3       Disclosure.

Neither this Agreement nor any other document, certificate or statement furnished to PIM by or on behalf of the Company or the other Credit Parties in connection herewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances under which they were made, PIM acknowledging that as to any projections furnished to PIM, the Company only represents that the same were prepared on the basis of information and estimates the Company believed to be reasonable at the time of the preparation and delivery thereof.  There is no fact known to the Company or any other Credit Party that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings (including the Company’s most recent reports on Form 10-Q and Form 10-K and the Company’s reports on Form 8-K filed during the period from January 1, 2010 through the date hereof) delivered to PIM by or on behalf of the Company or the other Credit Parties.  Since the date of the most recent audited balance sheet delivered pursuant to Section 7.1(b), or if no such balance sheet has been delivered, the most recent audited balance sheet referred to in Section 5.5, there has been no change in the financial condition, operations, business, Properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to PIM by or on behalf of the Company or the other Credit Parties.

5.4       Organization and Ownership of Equity in Subsidiaries; Affiliates.

(a)        Schedule 5.4 contains complete and correct lists as of the Series A Closing Day (and as of the date such Schedule is updated from time to time as provided in Section 7.1(d)) (i) of each of the Subsidiaries of the Company, showing, as to each such Person, the correct name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares or units of each class issued and outstanding, (ii) of each of the Company’s Affiliates, other than such Person’s Subsidiaries and other than the other Credit Parties, and (iii) of the Company’s directors and senior officers.

(b)        All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien except as disclosed on Schedule 5.4.

(c)        Each Subsidiary (other than the Credit Parties) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the Properties it purports to own or hold under lease and to transact business it transacts and proposes to transact.

(d)        No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.5       Financial Statements.

The Company has furnished each Purchaser of the Series A Notes and any Accepted Notes with the following financial statements:  (i) consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2007, 2008 and 2009 and as of the last day in each of the fiscal years completed thereafter and prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 90 days prior to such date for which audited financial statements have not been released), and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for each such year, all certified by independent certified public accountants of recognized international standing; and (ii) unaudited consolidated balance sheets of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of the most recent fiscal year (other than quarterly periods completed within 45 days prior to such date for which financial statements have not been released) and the most recently completed fiscal year end and unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods and the comparable quarterly period in the immediately preceding fiscal year.  Such financial statements (including any related schedules and/or notes) have been prepared in accordance with GAAP (subject, as to interim statements, to changes resulting from year-end adjustments) consistently applied throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles.  The balance sheets fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income, retained earnings and cash flows fairly present the consolidated financial results of their operations for the periods indicated.  The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in writing to the Purchasers.  No event has occurred since the end of the most recent fiscal year for which such audited financial statements have been furnished which has had or could reasonably be expected to have a material adverse effect on the condition (business, financial or otherwise), results of operations, assets, liabilities or prospects of the Company or any of its Subsidiaries.

5.6       Compliance with Laws; Other Instruments, etc.

The execution, delivery and performance by each Credit Party of the Transaction Documents to which it is a party will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any Property of any Credit Party or any of its Subsidiaries under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter (or similar constitutive documents) or bylaws (or similar documents), or any other agreement or instrument to which any Credit Party or any of its Subsidiaries is bound or by which any Credit Party or any of its Subsidiaries or any of their respective Properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to any Credit Party or any of its Subsidiaries, or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any Credit Party or any of its Subsidiaries.

Neither the Company nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default, if uncured, could reasonably be expected to have a Material Adverse Effect.

5.7       Governmental Authorizations, etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Credit Party of this Agreement, the Notes or the other Transaction Documents to which such Person is a party.

5.8       Litigation; Observance of Agreements, Statutes and Orders.

(a)        There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any Property of the Company or any of its Subsidiaries in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)        Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9       Taxes.

Each of the Company and its Subsidiaries has filed, or there has been filed on its behalf, all tax returns (federal, state, local and foreign) required to be filed by such Person (giving effect to permitted extensions) and has paid all taxes shown thereon to be due (giving effect to permitted extensions), including interest, additions to taxes and penalties, or has provided adequate reserves in accordance with GAAP for payment thereof, except where the failure to so file or pay would not cause a Material Adverse Effect.

5.10     Title to Property; Leases.

(a)        The Company and its Subsidiaries have good and sufficient title to their respective Properties (other than Properties which are leased) that individually or in the aggregate are Material, including all such Properties reflected in the most recent audited balance sheet delivered pursuant to Section 7.1(b), or if no such balance sheet has been delivered, the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.

(b)        Schedule 5.10(b) identifies, as of the Series A Closing Day (and as of the date such Schedule is updated from time to time as provided in Section 7.1(d)), the Properties which are included in the computation of the Borrowing Base (separately identifying each Qualified Ground Lease, the Borrowing Base Value for each such Property, whether each such Property was then owned more or less than four quarters, and such other information as would permit a determination to be made as to whether or not each such Property is an Eligible Property and whether or not such Properties, taken as a whole, satisfy the Borrowing Base Requirements).  Each of such Properties qualifies as an Eligible Property and such Properties, taken as a whole, satisfy the Borrowing Base Requirements to the extent required by Section 10.11(a).

(c)        Schedule 5.10(c) identifies, as of the Series A Closing Day (and as of the date such Schedule is updated from time to time as provided in Section 7.1(d)), each Significant Lease, the Property which is demised pursuant to each Significant Lease and the name of each landlord and lessee under each Significant Lease.  Except as set forth on Schedule 5.10(c), as of the Series A Closing Day (and as of the date such Schedule is updated from time to time as provided in Section 7.1(d)):  (x) none of the tenants under Significant Leases on Properties owned by the Company, Material Subsidiaries or any other Subsidiary of the Company was (as of such date or at any other time during the Fiscal Quarter beginning immediately prior to such date) in default for a period in excess of 60 days on the monthly minimum rent payments due under such Significant Leases, and (y) no other tenants on other Leases that in the aggregate generate more than $4,000,000 in annual contractual rents payable to the Company or its Subsidiaries were (as of such date or at any other time during the Fiscal Quarter beginning immediately prior to such date) in default for a period in excess of 60 days on the monthly minimum rent payments due under such Leases.

5.11     Licenses, Permits, etc.

(a)        The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

(b)        To the best knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c)        To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

5.12     Compliance with ERISA.

(a)        The Company, each Subsidiary and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  None of the Company, any Subsidiary or any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company, any Subsidiary or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company, any Subsidiary or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or pursuant to section 4068 of ERISA or the Pension Funding Rules, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)        The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.  Following the effective date of the Pension Act, for any Plan which is subject to the Pension Funding Rules, the funding target attainment percentage, within the meaning of Section 303 of ERISA or Section 430 of the Code, for such Plan is not less than 100%.

(c)        The Company, the Subsidiaries and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)        The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e)        The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

5.13     Private Offering.

Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers, each of which has been offered the Notes at a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

5.14     Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of (i) the Series A Notes to refinance existing indebtedness, for acquisitions, for capital expenditures, for working capital and for other general corporate purposes, and (ii) each Series of Shelf Notes in the manner described in the applicable Request for Purchase with respect to such Series of Shelf Notes.  None of the proceeds of the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15     Existing Debt; Liens.

(a)        Except as described therein, Schedule 5.15 sets forth a complete and correct list as of the Series A Closing Day of all outstanding Indebtedness for Borrowed Money of the Company and its Subsidiaries as of June 30, 2010 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranties thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness for Borrowed Money of the Company or any of its Subsidiaries.  Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness for Borrowed Money of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness for Borrowed Money of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness for Borrowed Money to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)        Neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.1.

(c)        As of the Series A Closing Day, neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness for Borrowed Money of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness for Borrowed Money of the Company or any Subsidiary, except as specifically indicated in Schedule 5.15.

5.16     Foreign Assets Control Regulations, etc.

(a)        Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b)        Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated National and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order, or (ii) engages in any dealings or transactions with any such Person.  The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c)        No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such act applies to the Company.

5.17     Status under Certain Statutes.

Neither the Company nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

5.18     Environmental Matters.

(a)        Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)        Neither the Company nor any Subsidiary has knowledge of any claim or has knowledge that any of its tenants has received any notice of any claim, and neither the Company nor any Subsidiary has knowledge that any proceeding has been instituted raising any claim against any tenant of the Company or its Subsidiaries with respect to their use of any real properties or other assets now or formerly owned, leased or operated by any of the Company or its Subsidiaries, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c)        Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(d)        Neither the Company nor any Subsidiary has, and to the knowledge of the Company and its Subsidiaries none of its tenants has, stored any material quantities of Hazardous Materials on real properties now or formerly owned, leased or operated by any of the Company or its Subsidiaries; and neither the Company nor any Subsidiary has, and to the knowledge of the Company and its Subsidiaries none of its tenants or any other Person has, disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect;

(e)        To the knowledge of the Company and its Subsidiaries, the tenants of the Company and its Subsidiaries have obtained all governmental approvals required for the operation of the Properties under applicable Environmental Laws, except such as could not reasonably be expected to result in a Material Adverse Effect; and

(f)         To the knowledge of the Company, all buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

5.19     Stock of the Company.

As of the Series A Closing Day, the entire outstanding capital stock of the Company consists of:  (i) Series C Cumulative Convertible Preferred Stock, 2,000,000 shares outstanding; (ii) Series E Cumulative Convertible Preferred Stock, 37,816 shares outstanding; (iii) Series F Cumulative Preferred Stock, 5,894,216 shares outstanding; and (iv) Common Stock, 23,799,484 shares outstanding.

5.20     Condition of Property; Casualties; Condemnation.

As of the Series A Closing Day, to the knowledge of the Company or its Material Subsidiaries, each Property owned by them, in all material respects (a) is in good repair, working order and condition, normal wear and tear excepted, (b) is free of structural defects, (c) is not subject to material deferred maintenance, and (d) has and will have all building systems contained therein in good repair, working order and condition, normal wear and tear excepted.  To the knowledge of the Company or of any of its Subsidiaries, none of the Properties owned by them is currently materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy.  No condemnation or other like proceedings that has had, or could reasonably be expected to result in, a Material Adverse Effect, are pending and served nor, to the knowledge of the Company, threatened against any Property owned by it or any of its Subsidiaries in any manner whatsoever.  No casualty has occurred to any such Property that could reasonably be expected to have a Material Adverse Effect.

5.21     Legal Requirements and Zoning.

To the knowledge of the Company and its Subsidiaries, the use and operation of each Property owned by the Company or its Subsidiaries constitutes a legal use under applicable zoning regulations (as the same may be modified by special use permits or the granting of variances) and complies in all material respects with all Legal Requirements, and does not violate in any material respect any material approvals, material restrictions of record or any material agreement affecting any such Property (or any portion thereof).

5.22     Qualified Ground Leases.

The only material leases of Eligible Properties for which either the Company or a Guarantor is a lessee are the Qualified Ground Leases.  The Property Owner for a Real Property subject to a Qualified Ground Lease is the lessee under such Qualified Ground Lease and no consent is necessary to such Person being the lessee under such Qualified Ground Lease which has not already been obtained.  The Qualified Ground Leases are in full force and effect and no defaults exist thereunder.

5.23     Solvency.

The Company and each of its Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

5.24     Hostile Tender Offers.  None of the proceeds of the sale of any Notes will be used to finance a Hostile Acquisition.

6                                        REPRESENTATIONS OF THE PURCHASERS.

6.1       Purchase for Investment.  Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control.  Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2       Source of Funds.

Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)        the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)        the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)        the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1, or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)        the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, as of the last day of its most recent calendar quarter, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such QPAM, and (ii) the names of all employee benefit plans whose assets managed by the QPAM in the investment fund, when combined with the assets of other plans established or maintained by the same employer (or affiliate thereof described in Section V(c)(1) of the QPAM Exemption) or by the same employee organization, represent 10% or more of the assets of the investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e)        the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM, and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)         the Source is a governmental plan; or

(g)        the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, or one or more plans, within the meaning of Section 4975 of the Code, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)        the Source does not include the “plan assets,” within the meaning of Department of Labor Regulations Section 2510.3-101, as modified by Section 3(42) of ERISA, of any employee benefit plan subject to the fiduciary responsibility provisions of Title I of ERISA or of any plan to which Section 4975 of the Code applies.

As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan”, and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

7                                        INFORMATION AS TO THE COMPANY.

The Company covenants that during the Issuance Period and so long thereafter as any Notes remain outstanding or any amounts owing under the Transaction Documents remain unpaid:

7.1       Financial and Business Information.  The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a)        Quarterly Statements — as soon as available, and in any event within 45 days after the close of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Company a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the last day of such Fiscal Quarter and the consolidated statements of income and cash flows of the Company and its Subsidiaries for such quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous Fiscal Year, prepared by the Company in accordance with GAAP and certified to by its chief financial officer or another officer of the Company acceptable to the Required Holders (the filing within the time period specified above of the Company’s Form 10-Q for such Fiscal Quarter on the EDGAR system shall satisfy this requirement);

(b)        Annual Statements — as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Company, duplicate copies of

(i)                                   a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii)                                consolidated statements of income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the filing within the time period specified above of the Company’s Form 10-K for such Fiscal Year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act, provided that such annual report need not be filed until required to be filed pursuant to SEC requirements) prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b);

(c)        Quarterly Borrowing Base Certificates — during such times as Section 10.11 shall be operative in accordance with the terms hereof, as soon as available, and in any event within 50 days after the last day of each Fiscal Quarter (except for the fourth Fiscal Quarter, in which event it shall be on the 60th day following the last day such quarter), a Borrowing Base Certificate showing the computation of the Borrowing Base in reasonable detail as of the close of business on the last day of such Fiscal Quarter, prepared by the Company and certified by a Senior Financial Officer;

(d)        Quarterly Operating Reports — within 45 days after the last day of each of the first three Fiscal Quarters and within 90 days after the last day of the fourth Fiscal Quarter of the year:  (i) a list (a) of all newly formed or acquired Subsidiaries during such quarter (such list shall contain the information relative to such new Subsidiaries as set forth in Schedule 5.4 hereto and upon receipt of which Schedule 5.4 shall be deemed amended to include references to such Subsidiaries), and (b) identifying any Subsidiary whose capital stock or other equity interests were transferred during such quarter as permitted by Section 10.4(c), together with the name of the transferor and transferee thereof; (ii) a list of newly executed Qualified Ground Leases or Significant Leases during such quarter (upon receipt of which, Schedule 5.10(b) and/or Schedule 5.10(c) shall be deemed amended to include references to such Significant Lease and/or Qualified Ground Leases); (iii) a copy of any notice of a material default or any other material notice (including, without limitation, property condition reviews) received by the Company or any Guarantor from any ground lessor under a Qualified Ground Lease or a Lease during such quarter; and (iv) a schedule showing for such quarter (a) any Significant Lease that was or is continuing to be in default with respect to monthly minimum rent payments in excess of 60 days, and (b) any other Leases that in the aggregate generate more than $4,000,000 in annual contractual rents payable to the Company or its Subsidiaries that were or are continuing to be in default for a period in excess of 60 days on the monthly minimum rent payments due under such Leases;

(e)        Annual Projections — as soon as available, and in any event within 90 days after the last day of each Fiscal Year of the Company, a copy of the Company’s consolidated projections of revenues, expenses and balance sheet on a quarter-by-quarter basis, with such projections in reasonable detail prepared by the Company and in form satisfactory to the Required Holders (which shall include a summary of all significant assumptions made in preparing such business plan);

(f)         SEC and Other Reports — promptly upon their becoming available, (i) one copy of each financial statement, report or notice sent by the Company or any Subsidiary to its principal lending banks as a whole (including, without limitation, each Borrowing Base Certificate, but excluding any other information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability), and (ii) each report on Form 8-K (or any similar successor form) and all amendments thereto (which documents may be delivered by email) filed by the Company or any Subsidiary with the SEC;

(g)        Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(h)        Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(i)         Other Notices — promptly after knowledge thereof shall have come to the attention of any Responsible Officer of the Company, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against the Company or any Subsidiary which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (ii) during such times as Section 10.11 shall be operative in accordance with the terms hereof, if a Lease of any Property included in the Borrowing Base Value is more than thirty (30) days past due;

(j)         ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

               (i)      with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

              (ii)      the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multi-employer Plan that such action has been taken by the PBGC with respect to such Multi-employer Plan; or

            (iii)       any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; and

(k)        Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

7.2       Officer’s Certificate.  Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a)        Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.2, Section 10.3, Section 10.10 and Section 10.11 during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, (i) the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence, and (ii) a reconciliation from GAAP, as reflected in the statements then being furnished, to the calculation of the financial covenants in Section 10.2, Section 10.3, Section 10.10 and Section 10.11, after giving effect to the exclusion from GAAP of the effects of Accounting Standards Codification 825-10-25 (previously referred to as SFAS 159) or any successor or similar provision to the extent it relates to “fair value” accounting for liabilities); and

(b)        Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3       Visitation.  The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a)        No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)        Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

8                                        PREPAYMENT OF THE NOTES.

The Series A Notes and any Shelf Notes shall be subject to required prepayment as and to the extent provided in Section 8.1.  The Series A Notes and any Shelf Notes shall also be subject to prepayment under the circumstances set forth in Section 8.2.

8.1       Required Prepayments.

(a)        Series A-1 Notes.  As provided therein, the entire unpaid principal balance of the Series A-1 Notes shall be due and payable on the stated maturity date thereof.

(b)        Series A-2 Notes.  On January 14, 2014 and on each January 14 thereafter to and including January 14, 2018 the Company will prepay $4,166,666.67 principal amount (or such lesser principal amount as shall then be outstanding) of the Series A-2 Notes at par and without payment of the Make-Whole Amount or any premium, provided that upon any partial prepayment of the Series A-2 Notes pursuant to Section 8.2, the principal amount of each required prepayment of the Series A-2 Notes becoming due under this Section 8.1 on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Series A-2 Notes is reduced as a result of such prepayment.

(c)        Shelf Notes.  Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series; provided that upon any partial prepayment of any Series of Shelf Notes pursuant to Section 8.2, the principal amount of each required prepayment thereof becoming due on and after the date of such partial prepayment shall be reduced in the same proportion as the aggregate principal amount of such Series of Shelf Notes is reduced as a result of such prepayment.

8.2       Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes of any Series (to the exclusion of all other Series), in an amount not less than $1,000,000 (and increments of $100,000 in excess thereof) of the aggregate principal amount of the Notes of such Series then outstanding in the case of a partial prepayment, or such lesser principal amount of the Notes of such Series as shall then be outstanding, at 100% of the principal amount so prepaid, plus interest thereon to the prepayment date and the Make-Whole Amount determined for the prepayment date with respect to such principal amount.  The Company will give each holder of Notes of such Series written notice of each optional prepayment under this Section 8.2 not less than 5 Business Days and not more than 60 days prior to the date (which shall be a Business Day) fixed for such prepayment.  Each such notice shall specify such date, the Series of Notes to be prepaid, the aggregate principal amount of such Notes to be prepaid on such date, the principal amount of each Note of such Series held by the registered holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.

8.3       Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes of each Series under Section 8.1(b) or Section 8.2, the principal amount prepaid shall be allocated among the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore prepaid.

8.4       Maturity; Surrender, etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.5       Purchase of Notes.

The Company will not, and will not permit any Affiliate to, purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes of any Series except (i) upon the payment or prepayment of the Notes of such Series in accordance with the terms of this Agreement and the Notes of such Series, or (ii) pursuant to a written offer to purchase any outstanding Notes of such Series made by the Company or an Affiliate pro rata to the holders of all Notes of such Series at the time outstanding upon the same terms and conditions.  The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement, and no Notes may be issued in substitution or exchange for any such Notes.

8.6       Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal; provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date on the display designated as “Page PX1” on Bloomberg Financial Markets (“Bloomberg”) (or, if Bloomberg shall cease to report such yields on Page PX1 or shall cease to be PIM’s customary source of information for calculating make-whole amounts on privately placed notes, then such source as is then PIM’s customary source of such information), or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the second Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice, and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life of such Called Principal, and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Average Life of such Called Principal.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life”  means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2, or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

9                                        AFFIRMATIVE COVENANTS

The Company covenants that during the Issuance Period and for so long thereafter as any of the Notes are outstanding or any amounts owing under the Transaction Documents remain unpaid:

9.1       Compliance with Law.  (a)  Without limiting Section 10.13, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective Properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)  Without limiting the agreements set forth in Section 9.1(a) above, for each of its owned Properties, respectively, the Company will, and will cause each of its Subsidiaries to, require that each tenant and subtenant, if any, of any of the Properties or any part thereof, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:  (i) comply in all material respects with all applicable Environmental Laws; (ii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Properties; and (iii) cause to be cured any material violation by it or at any of the Properties of applicable Environmental Laws.

9.2       Insurance.  The Company will, and will cause each of its Subsidiaries to, maintain and cause their respective tenants to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3       Maintenance of Properties.  The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept (including, without limitation, by their respective tenants), their respective Properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its Properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4       Payment of Taxes and Claims.  The Company and Credit Parties will cause each of their respective tenants to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property relating to such Property, that individually or collectively would materially impair the value of such Property, and in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their Properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on Properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary, or (ii) the nonpayment of all such taxes, assessments and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.5       Maintenance of Existence, Etc.  Subject to Section 10.3, the Company will at all times preserve and keep in full force and effect its corporate or similar existence and the corporate or similar existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

9.6       Books and Records.  The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

9.7       Maintenance of REIT Status.  The Company will, at all times, conduct its affairs and the affairs of its Subsidiaries in a manner so as to continue to qualify as a REIT and elect to be treated as a REIT under all applicable laws, rules and regulations.

9.8       Listing of Common Stock; Filing of Reports.  The Company will (i) at all times cause its common stock to be duly listed on the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers Automated Quotation or other national stock exchange, and (ii) timely file all reports required to be filed by it with the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers Automated Quotation and the Securities and Exchange Commission.

9.9       Additional Guarantors.  Concurrent with any Person becoming a guarantor or other obligor under the Credit Agreement or any other Principal Credit Facility, the Company shall cause such Person to execute and deliver a Joinder to Multiparty Guaranty, together with such other instruments, documents, certificates, and opinions reasonably required by the Required Holders in connection therewith.

9.10     Borrowing Base-Related Provisions.  Upon not less than 10 Business Days’ prior written notice from the Company to the holders of Notes, the Company may designate that a Property be added (subject to the other requirements for a Property qualifying as an Eligible Property) or deleted as an Eligible Property.  Such notice shall be accompanied by a Borrowing Base Certificate setting forth the components of the Borrowing Base as of the addition or deletion of the designated Property as an Eligible Property, and (x) with respect to an addition, the certificate required above, and (y) with respect to a deletion, the Company’s certification in such detail as reasonably required by the Required Holders that such deletion shall not (A) cause the Eligible Properties in the aggregate to violate the Borrowing Base Requirements, (B) cause a Default, or (C) cause or result in the Company failing to comply with any of the financial covenants contained herein.  Each addition shall be an Eligible Property in a minimum amount equal to $5,000,000 Borrowing Base Value, or shall be comprised of more than one qualifying Eligible Properties that in the aggregate have a minimum amount equal to $5,000,000 Borrowing Base Value, and all such additions shall be subject to approval by the Required Holders.

Notwithstanding anything contained in this Agreement to the contrary, the Required Holders in their reasonable discretion may (a) at the Company’s request, add a Property as an Eligible Property despite the failure of such Property to otherwise qualify as an Eligible Property, and (b) upon five (5) Business Days’ prior written notice to the Company, designate that a Property is no longer an Eligible Property upon their determination that such Property ceases to meet the criteria set forth in the definition of Eligible Property, provided however, that if during such five (5) Business Day Period the Company can satisfy those requirements deemed unsatisfied by the Required Holders, such Property shall remain an Eligible Property.

Furthermore, if no Default exists at the time of any deletion of a Property from qualifying as an Eligible Property, any Material Subsidiary which owned such Property, but that does not otherwise own any other Eligible Property, shall be released from its obligations under the Multiparty Guaranty if it is concurrently released from its obligations under the corresponding guaranty in respect of the Credit Agreement and any and all other Principal Credit Facilities.

9.11     Information Required by Rule 144A.  Upon the request of the holder of any Note, the Company will promptly provide to such holder, and to any Qualified Institutional Buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

10                                NEGATIVE COVENANTS.

The Company covenants that, during the Issuance Period and for so long thereafter as any of the Notes are outstanding or any amounts owing under the Transaction Documents remain unpaid:

10.1     Liens, Etc.  The Company will not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent any Permitted Liens.  Without limitation of the immediately preceding sentence, the Company will not permit any Principal Credit Facility (including the Credit Agreement) to be secured by any consensual Lien unless the Notes are simultaneously secured pursuant to terms and provisions, including an intercreditor agreement, satisfactory to the Required Holders.

10.2     Investments, Acquisitions, Loans and Advances.  The Company will not, nor will it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (consisting of loans, advances, capital contributions or investments in debt or equity securities) or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)        investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b)        investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof;

(c)        investments in certificates of deposit issued by any Lender (as defined in the Credit Agreement) or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

(d)        investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e)        investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f)         the Company’s investments from time to time in its Subsidiaries, and investments made from time to time by a Subsidiary in one or more of its Subsidiaries;

(g)        intercompany advances made from time to time among the Company and its Subsidiaries in the ordinary course of business to finance working capital needs;

(h)        investments in Permitted Acquisitions;

(i)         investments held by the Company and its Subsidiaries as of the date of this Agreement and disclosed in Schedule 10.2;

(j)         investments in Medical Office Buildings in an amount not to exceed $50,000,000 in the aggregate at any one time outstanding;

(k)        investments in real properties that are not Senior Housing Assets and are not otherwise permitted under this Section 10.2 in an amount not to exceed $10,000,000 in the aggregate at any one time outstanding;

(l)         investments in joint ventures in an amount not to exceed $30,000,000 in the aggregate at any one time outstanding excluding investments in joint ventures existing as of or prior to the date of this Agreement and disclosed on Schedule 10.2;

(m)       Assets Under Development in an amount not to exceed $30,000,000 in the aggregate at any one time outstanding excluding Assets Under Development existing as of or prior to the date of this Agreement and disclosed on Schedule 10.2;

(n)        investments in Rehabilitation Assets, in an amount not to exceed $50,000,000 in the aggregate at any one time outstanding, excluding Rehabilitation Assets existing as of or prior to the date of this Agreement and disclosed on Schedule 10.2;

(o)        investments in REMICs pertaining to issues for which the Company is both the issuer and the servicer in an amount not to exceed $10,000,000 in the aggregate at any one time outstanding excluding investments in REMICs of the Company existing as of or prior to the date of this Agreement and disclosed on Schedule 10.2;

(p)        investments in publicly traded debt or equity instruments issued by companies engaged in the healthcare industry in an amount not to exceed $30,000,000 in addition to investments in publicly traded debt or equity instruments held by the Company as of or prior to the date of this Agreement and disclosed on Schedule 10.2; and

(q)        investments received in connection with a workout of any obligation owed to the Company or its Subsidiaries.

Investments of the type described in Sections (j), (k), (l), (m), (n), (o), (p) and (q) immediately preceding shall at no time exceed $80,000,000 in the aggregate at any one time outstanding.  In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

10.3     Mergers, Consolidations and Sales.  The Company will not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or a series of transactions) any of its Property (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, or permit any Subsidiary to do so; provided, however, that the Company may merge or consolidate with another Person, including a Subsidiary, if (A) the Company is the surviving corporation, (B) the Company will be in pro forma compliance with all provisions of this Agreement upon and after such merger or consolidation, and (C) the Company will not engage in any material line of business substantially different from that engaged in on the Series A Closing Day and; provided further, that so long as no Default or Event of Default exists this Section shall not apply to nor operate to prevent:

(a)        the sale, transfer, lease or other disposition of Property of the Company and its Subsidiaries to one another in the ordinary course of its business;

(b)        the merger of any Subsidiary with and into the Company or any other Subsidiary, provided that, in the case of any merger involving the Company, the Company is the corporation surviving the merger;

(c)        the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of the Company or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business; and

(d)        the sale, transfer, lease or other disposition of Property of the Company or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Company and its Subsidiaries not more than $100,000,000 during any fiscal year of the Company; provided, that if such disposition during such Fiscal Quarter exceeds $5,000,000 and together with any other dispositions made during the preceding three Fiscal Quarters of the Company in the aggregate exceed $50,000,000, then for such disposition(s) the Company shall provide to the holders of Notes covenant calculations for the covenants contained in Section 10.10, showing that the projected effect of such disposition(s) have been contemplated and have been projected into the expected operating results and financial position of the Company for the Fiscal Quarter in which the disposition occurs, and demonstrating that such disposition(s) are not reasonably expected to cause a violation of the Section 10.10 covenants applicable to the Fiscal Quarter.

10.4     Maintenance of Subsidiaries.  The Company shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) Liens on the capital stock or other equity interests of Subsidiaries granted to a collateral agent for the benefit of the holders from time to time of the Notes and the Lenders under the Credit Agreement (subject to compliance with Section 10.1), (b) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, and (c) any assignment, sale or transfer of the shares of capital stock or other equity interests of a Subsidiary if the conveyance, transfer, lease or other disposition of all of the assets of such Subsidiary would be permitted by Sections 10.3(a), (b) or (d) above.

10.5     No Burdensome Contracts With Affiliates.  The Company shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

10.6     No Changes in Fiscal Year.  The fiscal year of the Company and its Subsidiaries ends on December 31st of each year; and the Company shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

10.7     Change in the Nature of Business.  The Company will not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Company and its Subsidiaries would be changed in any material respect from the general nature of the business engaged in by it as of the Series A Closing Day.  As of the Series A Closing Day, the general nature of the business of the Company and its Subsidiaries is primarily the business of the acquisition, financing and ownership of Senior Housing Assets and other business activities incidental thereto.

10.8     Use of Proceeds of Notes.  The Company will not use the credit extended under this Agreement for any purpose other than solely the purposes set forth in, or otherwise contemplated by, Section 5.14 hereof.

10.9     No Restrictions.  Except as provided herein, the Company will not, nor will it permit any Subsidiary (except for bankruptcy remote subsidiaries established in connection with (i) any securitization or participation transaction or with any Permitted Lien, or (ii) any ownership of fee simple real estate Properties not exceeding $200,000,000 individually or in the aggregate) to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Company or any Subsidiary to:  (a) pay dividends or make any other distributions on any Subsidiary’s capital stock or other equity interests owned by the Company or any other Subsidiary, (b) pay any indebtedness owed to the Company or any other Subsidiary, (c) make loans or advances to the Company or any other Subsidiary, (d) transfer any of its Property to the Company or any other Subsidiary, provided however, that the foregoing does not impose any limitation on transfers of property that is subject to a Permitted Lien, or (e) guarantee the obligations evidenced by the Notes or under this Agreement and/or grant Liens on its assets to a collateral Agent for the benefit of the holders from time to time of the Notes and the Lenders under the Credit Agreement as required by the Transaction Documents.

10.10   Financial Covenants.

(a)        Maximum Total Indebtedness to Total Asset Value Ratio.  As of the last day of each Fiscal Quarter of the Company, the Company shall not permit the ratio of Total Indebtedness to Total Asset Value to be greater than 0.50 to 1.00.

(b)        Maximum Secured Debt to Total Asset Value Ratio.  As of the last day of each Fiscal Quarter of the Company, the Company shall not permit the ratio of Secured Debt to Total Asset Value to be greater than 0.35 to 1.00.

(c)        Minimum EBITDA to Interest Expense Ratio.  As of the last day of each Rolling Period of the Company, the Company shall not permit the ratio of EBITDA to Interest Expense to be less than 2.50 to 1.00.

(d)        Minimum EBITDA to Fixed Charges Ratio.  As of the last day of each Rolling Period of the Company, the Company shall not permit the ratio of EBITDA to Fixed Charges to be less than 1.50 to 1.0.

(e)        Maximum Secured Recourse Debt to Total Asset Value Ratio.  As of the last day of each Fiscal Quarter of the Company, the Company shall not permit the ratio of Secured Recourse Debt to Total Asset Value to be greater than 0.10 to 1.00.

(f)         Maintenance of Tangible Net Worth.  The Company shall not permit at any time Tangible Net Worth to be less than the sum of (a) $368,000,000 plus (b) 80% of the aggregate net proceeds received by the Company or any of its Subsidiaries after the Series A Closing Day in connection with any offering of capital stock or other equity interests of the Company or the Subsidiaries, but only to the extent that such net proceeds are not used to redeem existing capital stock or other equity interests of the Company or the Subsidiaries.

If at any time any of the Credit Agreement, or any agreement related to the Credit Agreement or any Principal Credit Facility of the Company or any Subsidiary, includes a tangible net worth or other net worth covenant or other provision (regardless of how defined) which is more restrictive in any respect than the covenant provided in the initial sentence of this Section 10.10(f), then (a) such more restrictive provision shall immediately and automatically be incorporated by reference in this Agreement as if set forth fully herein, mutatis mutandis, and no such provision may thereafter be waived, amended or otherwise modified under this Agreement except pursuant to the provisions of Section 17, and (b) the Company shall promptly, and in any event within 5 days after entering into any such more restrictive provision, so advise each holder of a Note in writing.  Thereafter, upon the request of the Required Holders, the Company and the Required Holders shall enter into an amendment to this Agreement evidencing the incorporation of such more restrictive provision, it being agreed that any failure to make such request or to enter into any such amendment shall in no way qualify or limit the incorporation by reference described in clause (a) of the immediately preceding sentence.

(g)        Floating Rate Debt.  On any date, the Company and its Subsidiaries shall not, on a consolidated basis, have outstanding Indebtedness for Borrowed Money that is neither at a fixed rate nor hedged pursuant to a derivative contract greater than 40% of Total Asset Value.

(h)        Minimum TMVUA to Unsecured Debt.  The Company shall not permit the ratio of TMVUA, determined for the Rolling Period then or most recently ended, to Unsecured Debt at any time to be less than 1.65:1.00.

(i)         Minimum Aggregate TMVUA Real Property NOI to Unsecured Debt Service.  As of the last day of each Rolling Period of the Company, the Company shall not permit the ratio of Aggregate TMVUA Real Property NOI to Unsecured Debt Service to be less than 2.25 to 1.00.

10.11   Borrowing Base Covenants.

(a)        Compliance With Borrowing Base Requirements.  The Company shall cause the Eligible Properties in the Borrowing Base to at all times comply with the Borrowing Base Requirements; provided that if the requirements of clauses (a), (b), (c) or (d) of the definition of Borrowing Base Requirements are not met, then within 2 Business Days of notice of such failure either (i) the Company shall have cured such failure, or (ii) for Borrowing Base purposes the Company shall have lowered the Borrowing Base Value of those Eligible Properties that contributed to such failure to the point that such failure no longer exists.

(b)        Minimum Borrowing Base Value.  The Company shall at all times maintain a Borrowing Base Value of not less than $50,000,000.

(c)        Minimum Eligible Property NOI to Debt Service Ratio.  As of the last day of each Fiscal Quarter of the Company, the Company shall not permit the ratio of Eligible Property NOI to the sum of (i) Unsecured Debt Service with respect to indebtedness that is pari passu in rank to the indebtedness under the Credit Agreement (or any Principal Credit Facility that replaces the Credit Agreement), including, without limitation, the Notes, plus (ii) Credit Facility Debt Service, to be less than 2.25 to 1.0.

Notwithstanding anything to the contrary in this Agreement, if the Credit Agreement no longer requires the Company to maintain a Borrowing Base, then the Company will have no obligation to maintain the Borrowing Base or Borrowing Base Requirements under this Agreement and the provisions of Sections 5.10(b), 9.10(a) and 10.11 hereof, any related obligations to give notices, and any Events of Default resulting from the breach of any such provisions or obligations to give notices will have no further force or effect (the “Borrowing Base Release”); provided, however, that if at any time after any occurrence of the Borrowing Base Release any of the Credit Agreement, or any agreement related to the Credit Agreement or any Principal Credit Facility of the Company or any Subsidiary, includes a borrowing base covenant or other similar provision (regardless of how defined), then (a) such provision shall immediately and automatically be incorporated by reference in this Agreement as if set forth fully herein, mutatis mutandis, and no such provision may thereafter be waived, amended or otherwise modified under this Agreement except pursuant to the provisions of Section 17, and (b) the Company shall promptly, and in any event within 5 days after entering into any such provision, so advise each holder of a Note in writing.  Thereafter, upon the request of the Required Holders, the Company and the Required Holders shall enter into an amendment to this Agreement evidencing the incorporation of such provision, it being agreed that any failure to make such request or to enter into any such amendment shall in no way qualify or limit the incorporation by reference described in clause (a) of the immediately preceding sentence.

10.12   Redemption of Stock, Etc.  The Company will not, and will not permit any Subsidiary to, redeem, purchase or otherwise acquire, refinance or repay any preferred stock of the Company or any Subsidiary except (a) with the proceeds from, or in exchange for, the issuance of capital stock (other than preferred stock which is mandatorily redeemable, preferred stock which is redeemable at the election of the holder thereof or preferred stock with respect to which any holder thereof has a put or similar right to require the Company or any Subsidiary to purchase, re-purchase or otherwise acquire such preferred stock), or (b) with funds borrowed or expended (including funds on hand) for such redemption, purchase, acquisition, refinancing or repayment provided that (i) such funds are repaid by the issuance of capital stock (other than preferred stock which is mandatorily redeemable, preferred stock which is redeemable at the election of the holder thereof or preferred stock with respect to which any holder thereof has a put or similar right to require the Company or any Subsidiary to purchase, re-purchase or otherwise acquire such preferred stock) within three months of each such transaction, and (ii) the aggregate amount of such funds, prior to their repayment in accordance with the immediately preceding clause (i), for all such transactions do not exceed $25,000,000 at any time.

10.13   Terrorism Sanctions Regulations.  The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order, or (b) engage in any dealings or transactions with any such Person.

11                                EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)        The Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)        the Company defaults in the payment of any interest on any Note for more than three Business Days after the same becomes due and payable; or

(c)        the Company defaults in the performance of or compliance with any term contained in Sections 9.5, 9.9 or 10; or

(d)        any Credit Party defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) or in any other Transaction Document and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default, and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e)        any representation or warranty made in writing by or on behalf of any Credit Party or by any officer of any Credit Party in this Agreement or in any other Transaction Document or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)         (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness for Borrowed Money that is outstanding beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness for Borrowed Money or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness for Borrowed Money has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness for Borrowed Money to be), due and payable before its stated maturity or before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness for Borrowed Money to convert such Indebtedness for Borrowed Money into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness for Borrowed Money before its regular maturity or before its regularly scheduled dates of payment, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness for Borrowed Money; provided that the aggregate amount of all Indebtedness for Borrowed Money to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to the Company or any Subsidiary) shall occur and be continuing exceeds $10,000,000; or

(g)        the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)        a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of the Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of the Subsidiaries, or any such petition shall be filed against the Company or any of the Subsidiaries and such petition shall not be dismissed within 60 days; or

(i)         (a) a final judgment or judgments for the payment of money aggregating in excess of $10,000,000 are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay;

(j)         if (i) any Plan shall fail to satisfy the minimum funding standards of the Pension Funding Rules for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under the Pension Funding Rules, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Credit Party or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $10,000,000, (iv) any Credit Party or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) any Credit Party or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) any Credit Party or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of any Credit Party or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(k)        a Change of Control shall occur; or

(l)         a default or event of default shall occur under any Qualified Ground Lease; or

(m)       there shall be a determination from the applicable Governmental Authority from which no appeal can be taken that the Company’s tax status as a REIT has been lost; or

(n)        the Company at any time hereafter fails to cause its common stock to be duly listed on the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers Automated Quotation; or

(o)        any provision of any Transaction Document shall for any reason (other than pursuant to the terms thereof) cease to be valid and binding on or enforceable in any material respect against any Credit Party party to it, or any such Credit Party shall so state in writing.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

12                                REMEDIES ON DEFAULT, ETC.

12.1     Acceleration.

(a)        If an Event of Default with respect to any Credit Party described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)        If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, in addition to any action that may be taken pursuant to Section 12.1(c), any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

(c)        If any other Event of Default has occurred and is continuing, any holder or holders of a majority in principal amount of the Notes of any Series at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes of such Series then outstanding to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from prepayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2     Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3     Rescission.

At any time after any Notes of any Series have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of not less than a majority in principal amount of the Notes of such Series then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes of such Series, all principal of and Make-Whole Amount, if any, on any Notes of such Series that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes of such Series, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4     No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement, any Note or any other Transaction Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of such Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13                                REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1     Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2     Transfer and Exchange of Notes.

Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more replacement Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such replacement Note shall be payable to such Person as such holder may request and shall be substantially in the form of the Note so surrendered.  Each such replacement Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $1,000,000; provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a Series, one Note may be in a denomination of less than $1,000,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

13.3     Replacement of Notes.

Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)        in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $5,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)        in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a replacement Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon; provided, that in no event shall the Company be required to pay any interest or principal with respect to a replacement Note if such amounts have previously been paid with respect to the original Note.

14                                PAYMENTS ON NOTES.

14.1     Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank in such jurisdiction.  The holder of a Note may at any time, by notice to the Company, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2     Home Office Payment.

So long as a Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose, in the case of the Series A Notes, on the Purchaser Schedule Relating to Series A Notes attached hereto as Schedule A and, in the case of any Shelf Note, on the Purchaser Schedule attached to the Confirmation of Acceptance with respect to such Note, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1.  Prior to any sale or other disposition of any Note held by any Purchaser or its nominee such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a replacement Note or Notes pursuant to Section 13.2.  The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by any Purchaser under this Agreement and that has made the same agreement relating to such Note as each Purchaser has made in this Section 14.2.

15                                EXPENSES, ETC.

15.1     Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by PIM, the Purchasers or any holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or any of the other Transaction Documents (whether or not such amendment, waiver or consent becomes effective), including, without limitation:  (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any of the other Transaction Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any of the other Transaction Documents, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company, any Guarantor or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Notes and the other Transaction Documents.  The Company will pay, and will save PIM, each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders.

15.2     Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16                                SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein or in any of the other Transaction Documents shall survive the execution and delivery of this Agreement, the Notes and the other Transaction Documents, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of any Purchaser or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of any Credit Party or any Subsidiary pursuant to this Agreement or any of the other Transaction Documents shall be deemed representations and warranties of such Credit Party or Subsidiary under this Agreement or such other Transaction Document.  Subject to the preceding sentence, this Agreement (including the Multiparty Guaranty), the Notes and the other Transaction Documents embody the entire agreement and understanding among PIM, the Purchasers and the Credit Parties and supersede all prior agreements and understandings relating to the subject matter hereof.

17                                AMENDMENT AND WAIVER.

17.1     Requirements.

This Agreement, the Notes and the other Transaction Documents may be amended, and any Credit Party may take any action herein or therein prohibited, or omit to perform any act herein required to be performed by it, if the Credit Parties shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) of the Notes of each Series except that, (i) with the written consent of the holders of all Notes of a particular Series, and if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series, at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate or time of payment of interest on or any Make-Whole Amount payable with respect to the Notes of such Series, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of Section 12 or this Section 17 insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of PIM (and not without the written consent of PIM) the provisions of Section 2B may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of Sections 2B and 4 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes.  Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this Section 17, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent.

17.2     Solicitation of Holders of Notes.

(a)        Solicitation.  The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)        Payment.  The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

17.3     Binding Effect. etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between any Credit Party and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.  As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4     Notes Held by Company, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes or any Series thereof then outstanding have approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes or any Series thereof, or have directed the taking of any action provided herein or in the Notes or any Series thereof to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes or any Series thereof then outstanding, Notes directly or indirectly owned by any Credit Party or any of its Affiliates shall be deemed not to be outstanding.

18                                NOTICES.

All notices and communications provided for hereunder (other than communications provided for in Section 2) shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i)         if to any Series A Purchaser or its nominee, to such Person at the address specified for such communications in the Purchaser Schedule Relating to Series A Notes attached hereto as Schedule A and, in the case of a Purchaser of any Shelf Note or its nominee, to such Person at the address specified for such communications in the Purchaser Schedule attached to the Confirmation of Acceptance with respect to such Shelf Note, or at such other address as such Person or it shall have specified to the Company in writing;

(ii)        if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing; or

(iii)       if to any Credit Party, to such Credit Party care of the Company, at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, or at such other address as the Company, shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed to have been given and received when delivered at the address so specified.  Any communication pursuant to Section 2 shall be made by the method specified for such communication in Section 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a facsimile communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the facsimile number that is listed for the party receiving the communication on the Information Schedule or at such other facsimile number as the party receiving the information shall have specified in writing to the party sending such information.

19                                REPRODUCTION OF DOCUMENTS.

This Agreement, and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser on any Closing Day (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such Purchaser may destroy any original document so reproduced.  To the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 19 shall not prohibit any party hereto from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20                                MULTIPARTY GUARANTY.

The multiparty guaranty under this Section 20 (as amended or otherwise modified from time to time, the “Multiparty Guaranty”) is made jointly and severally by each of the Guarantors in favor of the Purchasers and their respective successors, assigns and transferees (each of such Persons being referred to herein as a “Beneficiary” and collectively, as the “Beneficiaries”).

20.1     Unconditional Guaranty.

(a)        Unconditional Guaranty.

Each Guarantor hereby unconditionally, absolutely and irrevocably guarantees to each of the Beneficiaries the prompt and complete payment when due (whether at stated maturity, by acceleration or otherwise) and performance of all Guaranteed Obligations.  The term “Guaranteed Obligations” shall mean all loans, advances, debts, liabilities and obligations for monetary amounts and otherwise from time to time owing by the Company, in the Company’s capacity as the issuer of Notes, to the Purchasers in connection with this Agreement, the Notes and the other Transaction Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or instrument, arising under or in respect of this Agreement, the Notes or the other Transaction Documents (it being understood that this term includes all principal, interest (including interest that accrues after the commencement by or against the Company of any action under bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect), the Make-Whole Amount, if any, premium or other prepayment consideration, fees, expenses, costs or other sums (including, without limitation, all fees and disbursements of any law firm or other external counsel) chargeable to the Company, in the Company’s capacity as the issuer of Notes, under this Agreement, the Notes or the other Transaction Documents).

(b)        Reimbursement of Expenses.

Each Guarantor also agrees to pay upon demand all costs and expenses (including, without limitation, all fees and disbursements of any law firm or other external counsel) incurred by any Beneficiary in enforcing any rights under this Multiparty Guaranty.

(c)        Guaranteed Obligations Unaffected.

No payment or payments made by any other Guarantor or other Credit Party, or by any other guarantor or other Person, or received or collected by any of the Beneficiaries from any other Guarantor or other Credit Party or from any other guarantor or other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, release or otherwise affect the liability of each of the Guarantors hereunder which shall, notwithstanding any such payments, remain liable for the Guaranteed Obligations, subject to Section 20.5 below, until the Guaranteed Obligations are paid in full.

(d)        Joint and Several Liability.

All Guarantors and their respective successors and assigns shall be jointly and severally liable for the payment of the Guaranteed Obligations and the expenses required to be reimbursed to the holders of the Notes pursuant to Section 20.1(b), above, notwithstanding any relationship or contract of co-obligation by or among the Guarantors or their successors and assigns.

(e)        Enforcement of Guaranteed Obligations.

Upon the occurrence and during the continuance of an Event of Default, then and in any such event all of the Guaranteed Obligations shall automatically become due and payable (in the case of an Event of Default described in Section 11(g) or (h)) and all or any part of the Guaranteed Obligations may, at the option of (i) any holder of any Note (in the case of an Event of Default described in Section 11(a) or (b)), and (ii) the Required Holders (in the case of any Event of Default described in Section 11 other than those described in Section 11(g) or (h)) and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

(f)         Tolling of Statute of Limitations.

Each Guarantor agrees that any payment, performance or other act that tolls any statute of limitations applicable to the obligations, liabilities and indebtedness of the Company owing to the Beneficiaries under this Agreement, the Notes or any of the other Transaction Documents shall also toll the statute of limitations applicable to such Guarantor’s liability under this Multiparty Guaranty to the extent permitted by law.

(g)        Rights of Contribution.

The Company and each Guarantor hereby agree that, to the extent that a Guarantor shall have paid an amount hereunder to any Beneficiary that is greater than the net value of the benefits received, directly or indirectly, by such paying Guarantor as a result of the issuance and sale of the Notes, such paying Guarantor shall be entitled to contribution from the Company or any Guarantor that has not paid its proportionate share, based on benefits received as a result of the issuance and sale of the Notes, of the Guaranteed Obligations.  Any amount payable as a contribution under this Section 20.1(g) shall be determined as of the date on which the related payment or distribution is made by the Guarantor seeking contribution, and each of the Company and the Guarantors acknowledges that the right to contribution hereunder shall constitute an asset of such Guarantor to which such contribution is owed.  Notwithstanding the foregoing, the provisions of this Section 20.1(g) shall in no respect limit the obligations and liabilities of any Guarantor to the Beneficiaries hereunder or under any other Transaction Document, and each Guarantor shall remain liable for the full payment and performance guaranteed hereunder.  Any indebtedness or other obligations of the Company or a Guarantor now or hereafter held by or owing to any Guarantor is hereby subordinated in time and right of payment to all indebtedness or other obligations of the Company and the Guarantors to any or all of the Beneficiaries under the Notes, this Agreement or any other Transaction Document.

20.2     Subrogation.

Notwithstanding any payment or payments made by any Guarantor hereunder, each Guarantor hereby irrevocably waives, solely with respect to such payment or payments, any and all rights of subrogation to the rights of the Beneficiaries against the Company and, except to the extent otherwise provided in Section 20.1(g), any and all rights of contribution, reimbursement, assignment, indemnification or implied contract or any similar rights against the Company, any endorser or other guarantor of all or any part of the Guaranteed Obligations, in each case until such time as the Guaranteed Obligations have been paid in full (subject to Section 20.5 below).  If, notwithstanding the foregoing, any amount shall be paid to any Guarantor on account of such subrogation or other rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Beneficiaries, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to each Beneficiary (ratably based on the principal amount outstanding of Notes held by such Beneficiary at such time as a percentage of the aggregate principal amount outstanding of Notes held by all the Beneficiaries at such time) in the exact form received by such Guarantor (duly endorsed by such Guarantor to such Beneficiary if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as such Beneficiary may determine.

20.3     Amendments, Etc. with Respect to Guaranteed Obligations.

Each Guarantor shall remain obligated hereunder notwithstanding that:  (a) any demand for payment of any of the Guaranteed Obligations made by any Beneficiary may be rescinded by such Beneficiary, and any of the Guaranteed Obligations continued; (b) this Multiparty Guaranty, the Guaranteed Obligations, or the liability of any other party upon or for any part of the Guaranteed Obligations, or any collateral security or guaranty therefor or right of setoff with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Beneficiary or such other party; (c) this Agreement, the Notes, the other Transaction Documents and any other document executed in connection with any of them may be renewed, extended, amended, modified, supplemented or terminated, in whole or in part; or (d) any guaranty, collateral or right of setoff at any time held by any Person for the payment of any of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released.  When making any demand hereunder against any Guarantor, each Beneficiary may, but shall be under no obligation to, make a similar demand on any other Credit Party or any other Person, and any failure by such Beneficiary to make any such demand or to collect any payments from any other Credit Party or any other Person or any release of any such other Credit Party or Person shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of such Beneficiary against the Guarantors.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

20.4     Guaranty Absolute and Unconditional; Termination.

(a)        Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Beneficiary upon this Multiparty Guaranty or acceptance of this Multiparty Guaranty.  This Agreement, the Notes, the other Transaction Documents and the Guaranteed Obligations in respect of any of them, shall conclusively be deemed to have been created, contracted for or incurred in reliance upon this Multiparty Guaranty; and all dealings between any of the Company or the Guarantors, on the one hand, and any of the Beneficiaries, on the other, shall likewise conclusively be presumed to have been had or consummated in reliance upon this Multiparty Guaranty.  Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Credit Party or any other guarantor with respect to the Guaranteed Obligations.  Except as provided in Section 20.4(b), this Multiparty Guaranty shall be construed as a continuing, irrevocable, absolute and unconditional guaranty of payment, performance and compliance when due (and not of collection) and is a primary obligation of each Guarantor without regard to (a) the validity or enforceability of the provisions of this Agreement (other than the Multiparty Guaranty), the Notes, the other Transaction Documents, any of the Guaranteed Obligations or any other guaranty or right of setoff with respect thereto at any time or from time to time held by any Beneficiary, (b) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any of the Credit Parties against any Beneficiary, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Credit Party or guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Credit Party or any other guarantor of the Guaranteed Obligations, in bankruptcy or in any other instance (other than payment or performance in full of the Guaranteed Obligations).  Each of the Guarantors hereby agrees that it has complete and absolute responsibility for keeping itself informed of the business, operations, properties, assets, condition (financial or otherwise) of the Company, the other Guarantors, any and all endorsers and any and all guarantors of the Guaranteed Obligations and of all other circumstances bearing upon the risk of nonpayment of the obligations evidenced by the Notes or the Guaranteed Obligations, and each of the Guarantors further agrees that the Beneficiaries shall have no duty, obligation or responsibility to advise it of any such facts or other information, whether now known or hereafter ascertained, and each Guarantor hereby waives any such duty, obligation or responsibility on the part of the Beneficiaries to disclose such facts or other information to such Guarantor.

When pursuing its rights and remedies hereunder against any of the Guarantors, any Beneficiary may, but shall be under no obligation to, pursue such rights and remedies as it may have against any other Credit Party or any other Person under a guaranty of the Guaranteed Obligations or any right of setoff with respect thereto, and any failure by such Beneficiary to pursue such other rights or remedies or to collect any payments from any such other Credit Party or Person or to realize upon any such guaranty or to exercise any such right of setoff, or any release of any such other Credit Party or Person or any such guaranty or right of setoff, shall not relieve the Guarantors of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of each of the Beneficiaries against the Guarantors.  This Multiparty Guaranty shall remain in full force and effect until all Guaranteed Obligations shall have been satisfied by payment or performance in full, upon the occurrence of which this Multiparty Guaranty shall, subject to Section 20.5 below, terminate.

(b)        Each Guarantor shall be released and discharged automatically from its obligations under this Multiparty Guaranty provided that (i) such Guarantor concurrently is released and discharged from its obligations as a guarantor under the Credit Agreement and each other Principal Credit Facility, (ii) no Default or Event of Default exists or would exist after giving effect to such release and discharge, (iii) no remuneration (whether by way of supplemental or additional interest, fee or otherwise) or alternative credit support (whether by way of another guaranty, collateral security, a letter of credit or otherwise) is provided to any lender under the Credit Agreement or any other Principal Credit Facility as compensation for such release of such Guarantor under the Credit Agreement or such other Principal Credit Facility (provided that the foregoing shall not apply to facility fees, structuring fees, arrangement fees or similar up-front fees in connection with the extension or replacement of the Credit Agreement or any other Principal Credit Facility so long as the primary purpose of such fees is not compensation for the release of any Guarantor), and (iv) the Company has delivered an Officer’s Certificate certifying as to the conditions in each of the immediately preceding clauses (i), (ii) and (iii) and setting forth the date of effectiveness for such release and discharge.

20.5     Reinstatement.

This Multiparty Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time the payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or otherwise must be restored or returned by any Beneficiary in connection with the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Credit Party upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Credit Party or any substantial part of their respective property or assets, or otherwise, all as though such payments had not been made.

20.6     Payments.

Each Guarantor hereby agrees that the Guaranteed Obligations will be paid to each of the Beneficiaries pursuant to this Agreement without setoff or counterclaim in immediately available funds at the location and in the currency or currencies specified by such Beneficiary pursuant to this Agreement.

20.7     Bound by Other Provisions.

Each Guarantor agrees that it is bound by each covenant set forth in this Agreement and that it shall make each representation and warranty set forth in this Agreement, in each case to the extent the applicable provision pertains to a Subsidiary.

20.8     Additional Guarantors.

The initial Guarantors shall be such Persons as are identified as “Guarantors” on the signature pages hereof.  From time to time subsequent to the date hereof, additional Persons that are Subsidiaries or other Affiliates of any Credit Party may become parties hereto, as additional Guarantors (each an “Additional Guarantor”), by executing a Joinder to Multiparty Guaranty.  Upon delivery of any such Joinder to Multiparty Guaranty to each of the Beneficiaries, notice of which is hereby waived by the Guarantors, each such Additional Guarantor shall be a Guarantor and shall be as fully a party hereto in such capacity as if such Additional Guarantor were an original signatory hereof.  Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of the Beneficiaries not to cause any Subsidiary of any Credit Party to become an Additional Guarantor hereunder.  This Multiparty Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.

21                                CONFIDENTIALITY.

For the purposes of this Section 21, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary, or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 21, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party, or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 21.

22                                MISCELLANEOUS.

22.1     Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not.

22.2     Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a New York Business Day shall be made on the next succeeding New York Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding New York Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

22.3     Accounting Terms.

All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.

22.4     Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.5     Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

22.6     Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.7     Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

22.8     Jurisdiction and Process.  (a) Each Credit Party irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement (including the Multiparty Guaranty) or the Notes.  To the fullest extent permitted by applicable law, each Credit Party irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

            (b)        Each Credit Party consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section.  Each Credit Party agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding, and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

            (c)        Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against any Credit Party in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

22.9     Waiver of Jury Trial.  THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT (INCLUDING THE MULTIPARTY GUARANTY), THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

22.10   Transaction References.  The Company agrees that Prudential Capital Group may (a) refer to its role in the origination of the purchase of the Notes from the Company, as well as the identity of the Company and the aggregate principal amount and issue date of the Notes, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium, and (b) display the Company’s corporate logo in conjunction with any such reference.

*    *    *    *    *

Very truly yours,

THE COMPANY:

LTC PROPERTIES, INC.

By: /s/ Pamela Shelley-Kessler
	Name:	Pamela Shelley-Kessler
	Title:	Senior Vice President and Chief Financial Officer

THE GUARANTORS:

ALBUQUERQUE REAL ESTATE INVESTMENTS, INC., a Delaware corporation

By: /s/ Pamela Shelley-Kessler
Name:	Pamela Shelley-Kessler
Title:	Chief Financial Officer and Treasurer

EDUCATION PROPERTY INVESTORS, INC., a Nevada corporation

By: /s/ Pamela Shelley-Kessler
Name:	Pamela Shelley-Kessler
Title:	Senior Vice President and Chief Financial Officer

FLORIDA-LTC, INC., a Nevada corporation

By: /s/ Pamela Shelley-Kessler
Name:	Pamela Shelley-Kessler
Title:	Senior Vice President and Chief Financial Officer

LTC GP I, INC., a Delaware corporation

By: /s/ Pamela Shelley-Kessler
Name:	Pamela Shelley-Kessler
Title:	Senior Vice President and Chief Financial Officer

LTC-GARDNER, INC., a Delaware corporation

By: /s/ Pamela Shelley-Kessler
Name:	Pamela Shelley-Kessler
Title:	Senior Vice President and Chief Financial Officer

LTC-GRIFFIN, INC., a Nevada corporation

By: /s/ Pamela Shelley-Kessler
Name:	Pamela Shelley-Kessler
Title:	Senior Vice President and Chief Financial Officer

LTC-JONESBORO, INC., a Nevada corporation

By: /s/ Pamela Shelley-Kessler
Name:	Pamela Shelley-Kessler
Title:	Senior Vice President and Chief Financial Officer

NORTH CAROLINA REAL ESTATE INVESTMENTS, LLC, a North Carolina limited liability company

By: LTC-Dearfield, Inc., its manager

By: /s/ Pamela Shelley-Kessler
Name:	Pamela Shelley-Kessler
Title:	Senior Vice President and Chief Financial Officer

By: LTC-Richmond, Inc., its manager

By: /s/ Pamela Shelley-Kessler
Name:	Pamela Shelley-Kessler
Title:	Senior Vice President and Chief Financial Officer

LTC PARTNERS IX, L.P., a Delaware limited partnership

By: LTC GP VI, Inc., its general partner

By: /s/ Pamela Shelley-Kessler
Name:	Pamela Shelley-Kessler
Title:	Senior Vice President and Chief Financial Officer

TEXAS-LTC LIMITED PARTNERSHIP, a Texas limited partnership

By: L-Tex GP, Inc., its general partner

By: /s/ Pamela Shelley-Kessler
Name:	Pamela Shelley-Kessler
Title:	Senior Vice President and Chief Financial Officer

TEXAS-LTC WOODRIDGE LIMITED PARTNERSHIP, a Delaware limited partnership

By: L-Tex GP, Inc., its general partner

By: /s/ Pamela Shelley-Kessler
Name:	Pamela Shelley-Kessler
Title:	Senior Vice President and Chief Financial Officer

BEAUMONT REAL ESTATE INVESTMENTS, LP, a Texas limited partnership

By: L-Tex GP, Inc., its general partner

By: /s/ Pamela Shelley-Kessler
Name:	Pamela Shelley-Kessler
Title:	Senior Vice President and Chief Financial Officer

The foregoing is hereby agreed to as of

the date thereof.

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By: /s/ Cornelia Cheng

            Vice President

THE PRUDENTIAL INSURANCE COMPANY

OF AMERICA

By: /s/ Cornelia Cheng

Title:  Vice President

PRUCO LIFE INSURANCE COMPANY

By: /s/ Cornelia Cheng

Title:  Vice President

UNITED OF OMAHA LIFE INSURANCE
COMPANY

By:  Prudential Private Placement Investors, L.P., asset manager

By:  Prudential Private Placement Investors, Inc., general partner

By: /s/ Cornelia Cheng

Title:  Vice President

INFORMATION SCHEDULE

Authorized Officers for PIM

Mitchell W. Reed Senior Vice President PRUDENTIAL CAPITAL GROUP Four Embarcadero Center, Suite 2700 San Francisco, California 94111 Telephone: (415) 291-5059 Facsimile: (415) 421-6233	Stephen J. DeMartini Managing Director PRUDENTIAL CAPITAL GROUP Four Embarcadero Center, Suite 2700 San Francisco, California 94111 Telephone: (415) 291-5058 Facsimile: (415) 421-6233

Iris Krause Senior Vice President PRUDENTIAL CAPITAL GROUP Four Embarcadero Center, Suite 2700 San Francisco, California 94111 Telephone: (415) 291-5060 Facsimile: (415) 421-6233	Charles Senner PRUDENTIAL CAPITAL GROUP 100 Mulberry Street 7 Gateway Center Four Newark, New Jersey 07102 Telephone: (973) 802-6660 Facsimile: (973) 624-6432

James McCrane PRUDENTIAL CAPITAL GROUP 100 Mulberry Street 7 Gateway Center Four Newark, New Jersey 07102 Telephone: (973) 802-4222 Facsimile: (973) 624-6432	Mathew R. Douglass Senior Vice President PRUDENTIAL CAPITAL GROUP 2029 Century Park East, Suite 710 Los Angeles, California 90067 Telephone: (310) 295-5012 Facsimile: (310) 295-5019

David Nguyen Vice President PRUDENTIAL CAPITAL GROUP Four Embarcadero Center, Suite 2700 San Francisco, California 94111 Telephone: (415) 291-5071 Facsimile: (415) 421-6233	Cornelia Cheng Vice President PRUDENTIAL CAPITAL GROUP 2029 Century Park East, Suite 710 Los Angeles, California 90067 Telephone: (310) 295-5013 Facsimile: (310) 295-5019

Authorized Officers for the Company

Wendy Simpson CEO and President LTC Properties, Inc. 31365 Oak Crest Drive, Suite 200 Westlake Village, California 91361 Telephone: (805) 981-8655 Facsimile: (805) 981-8663	Pamela Shelley-Kessler SVP & Chief Financial Officer LTC Properties, Inc. 31365 Oak Crest Drive, Suite 200 Westlake Village, California 91361 Telephone: (805) 981-8648 Facsimile: (805) 981-8663

SCHEDULE A

INFORMATION RELATING TO SERIES A NOTE PURCHASERS

PURCHASER SCHEDULE

Purchaser Name	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

Name in Which Notes are to be Registered	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

Note Registration Numbers; Original Principal Amounts	A-1-1 $25,000,000

Payment on Account of Notes

Method:  Federal Funds Wire Transfer

Account Information:            JPMorgan Chase Bank

                                              New York, NY

                                              ABA No.:  021-000-021

Account No.:  P86188 (please do not include spaces

Account Name:  Prudential Managed Portfolio

Re:  (See “Accompanying information” below)

Accompanying Information

Name of Company:               LTC Properties, Inc.

Description of Security:        5.26% Series A-1 Senior Notes due 7/14/15

PPN:      502175 A*3

Each such wire transfer shall also set forth the due date and application (as among principal, interest, and Make-Whole Amount, if any) of the payment being made.

Address for Notices Related to Payments

The Prudential Insurance Company of America

c/o Investment Operations Group

Gateway Center Two, 10th Floor

100 Mulberry Street

Newark, NJ 07102-4077

Attn:      Manager, Billings and Collections

with telephonic prepayment notices to:

Manager, Trade Management Group

Tel:        (973) 367-3141

Fax:        (800) 224-2278

Address for All Other Notices	The Prudential Insurance Company of America c/o Prudential Capital Group Four Embarcadero Center, Suite 2700 San Francisco, California 94111-4180 Attn: Managing Director Fax: 415-421-6233
Other Instructions	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA By: ________________________________ Name: Title: Vice President

Instructions re Delivery of Notes	Prudential Capital Group Four Embarcadero Center, Suite 2700 San Francisco, CA 94111-4180 Attn: James Evert, Esq.

Tax Identification Number	22-1211670

Purchaser Name	PRUCO LIFE INSURANCE COMPANY

Name in Which Notes are to be Registered	PRUCO LIFE INSURANCE COMPANY

Note Registration Numbers; Principal Amounts	A-2-1 $12,500,000

Payment on Account of Note

Method:  Federal Funds Wire Transfer

Account Information:            JPMorgan Chase Bank

                                              New York, NY

                                              ABA No.:  021-000-021

Account No.:  P86192 (please do not include spaces)

Account Name:  Pruco Life Private Placement

Re:         (see “Accompanying Information” below)

Accompanying Information

Name of Company:               LTC Properties, Inc.

Description of Security:        5.74% Series A-2 Senior Notes due 1/14/19

PPN:      502175 A@1

Each such wire transfer shall also set forth the due date and application (as among principal, interest, and Make-Whole Amount, if any) of the payment being made.

Address for Notices Related to Payments

Pruco Life Insurance Company

c/o The Prudential Insurance Company of America

c/o Investment Operations Group

Gateway Center Two, 10th Floor

100 Mulberry Street

Newark, NJ 07102-4077

Attn:      Manager, Billings and Collections

with telephonic prepayment notices to:

Manager, Trade Management Group

Tel:    (973) 367-3141

Fax:   (800) 224-2278

Address for All Other Notices	The Prudential Insurance Company of America c/o Prudential Capital Group Four Embarcadero Center, Suite 2700 San Francisco, California 94111-4180 Attn: Managing Director Fax: 415-421-6233

Other Instructions	PRUCO LIFE INSURANCE COMPANY By: ________________________________ Name: Title:

Instructions re Delivery of Notes	Prudential Capital Group Four Embarcadero Center, Suite 2700 San Francisco, CA 94111-4180 Attn: James Evert, Esq.
z
Tax Identification Number	22-1944557

Purchaser Name	UNITED OF OMAHA LIFE INSURANCE COMPANY

Name in Which Notes are to be Registered	UNITED OF OMAHA LIFE INSURANCE COMPANY

Note Registration Numbers; Principal Amounts	A-2-2 $12,500,000

Payment on Account of Note Method Account Information

Federal Funds Wire Transfer

JPMorgan Chase Bank

ABA No.:  021-000-021

Private Income Processing

For Credit to account:  900-9000200

For further credit to Account Name:  United of Omaha Life Insurance Company

For further credit to Account Number:  G09588

Re:  (See “Accompanying information” below)

Accompanying Information

Name of Company:               LTC Properties, Inc.

Description of Security:        5.74% Series A-2 Senior Notes due 1/14/19

PPN:      502175 A@1

Each such wire transfer shall also set forth the due date and application (as among principal, interest, and Make-Whole Amount, if any) of the payment being made.

Address for Notices Related to Payments	JPMorgan Chase Bank 14201 Dallas Parkway - 13th Floor Dallas, TX 75254-2917 Attn: Income Processing - G. Ruiz a/c: G09588

Address for All Other Notices	Prudential Private Placement Investors, L.P. c/o Prudential Capital Group Four Embarcadero Center, Suite 2700 San Francisco, California 94111-4180 Attn: Managing Director Fax: 415-421-6233

Other Instructions

UNITED OF OMAHA LIFE INSURANCE COMPANY

By:  Prudential Private Placement Investors, L.P., asset manager

By:  Prudential Private Placement Investors, Inc., general partner

By: ________________________________

Name:

Title:

Schedule A-1

Purchaser Name	UNITED OF OMAHA LIFE INSURANCE COMPANY

Instructions re Delivery of Notes

(a)  Send physical security by nationwide overnight delivery service to:

JPMorgan Chase Bank

4 New York Plaza

Ground Floor Receive Window

New York, NY 10004

Please include in the cover letter accompanying the Note a reference to the Purchaser’s account number (United of Omaha Life Insurance Company: Account Number:  G09588

(b)  Send copy by nationwide overnight delivery service to:

Prudential Capital Group

Gateway Center 4

100 Mulberry, 7th Floor

Newark, NJ 07102

Attention:  Trade Management, Manager

Telephone:  (973) 367-3141

Tax Identification Number	47-0322111

Schedule A-2

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acceptance” is defined in Section 2B(5).

“Acceptance Day” is defined in Section 2B(5).

“Acceptance Window” is defined in Section 2B(5).

“Accepted Note” is defined in Section 2B(5).

“Acquired Business” means the entity, Property or assets acquired by the Company or a Subsidiary in an Acquisition, after the date hereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity.

“Additional Guarantor” is defined in Section 20.8.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person.  A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 20% or more of the securities having the ordinary voting power for the election of directors or other governing body of a corporation or 20% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Aggregate TMVUA Real Property NOI” means the aggregate amount of TMVUA Real Property NOI for all TMVUA Real Properties.

“Agreement” means this Note Purchase and Private Shelf Agreement, dated as of July 14, 2010, between the Company and the other Credit Parties, on the one hand and PIM, the Series A Purchasers, and each Prudential Affiliate that hereafter may become bound by certain provisions hereof, on the other hand, as it may from time to time be amended, supplemented or otherwise modified.

Schedule B-1

“ALFs” means assisted living facilities.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Assets Under Development” means any real property under construction.

“Authorized Officer” means (i) in the case of the Company, its President, Chief Financial Officer, Controller, Treasurer and any Vice President thereof designated as an “Authorized Officer” of the Company in the Information Schedule or designated as an “Authorized Officer” of the Company for purposes of this Agreement in an Officer’s Certificate executed by the Company’s President, Chief Financial Officer or Treasurer, and (ii) in the case of PIM, any officer of PIM designated as its “Authorized Officer” in the Information Schedule or any officer of PIM designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers.  Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom PIM in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of PIM by any individual who on or after the date of this Agreement shall have been an Authorized Officer of PIM, and who the Company in good faith believes to be an Authorized Officer of PIM at the time of such action shall be binding on PIM even though such individual shall have ceased to be an Authorized Officer of PIM.

“Available Facility Amount” is defined in Section 2B(1).

“Beneficiaries” is defined in Section 20.

“Borrowing Base” means, at any date of its determination, an amount equal to 50% of the Borrowing Base Value on such date minus the outstanding principal amount of all Unsecured Debt of the Company on such date that is pari passu in rank to the indebtedness under the Credit Agreement other than the Obligations (as defined in the Credit Agreement on the date hereof).

“Borrowing Base Certificate” means the certificate in the form of Exhibit E hereto, or in such other form acceptable to the Required Holders, to be delivered pursuant to Sections 4A(4) and 7.1(c) hereof.

“Borrowing Base Determination Date” means each date on which the Borrowing Base is certified to each holder of Notes which is an Institutional Investor, as follows:

(a) Quarterly -- on the 50th day following the end of each Fiscal Quarter (except for the fourth Fiscal Quarter, in which event it shall be on the 60th day following the end of such quarter); and

(b) Property Adjustments -- upon each addition or deletion of an Eligible Property pursuant to Section 9.10.

Schedule B-2

“Borrowing Base Requirements” means collectively that (a) no more than 10% of the Borrowing Base Value may be comprised of Eligible Properties which are leased by the Company pursuant to a Qualified Ground Lease; (b) no more than 20% of the Borrowing Base Value may be comprised of Eligible Properties which are neither SNFs or ALFs; (c) no more than 15% of the Borrowing Base Value may be comprised of Eligible Properties which are not 100% owned by the Company and/or any Guarantor (exclusive of Eligible Properties attributable to (a) above); and (d) no more than 10% of the Borrowing Base Value may be comprised of any one Eligible Property.

“Borrowing Base Value” means, at any time of determination, an amount equal to the sum of the following at such time (a) Eligible Properties owned for four consecutive quarters or more at such time valued at the Calculated Value, and (b) Eligible Properties owned for less than four consecutive quarters at such time valued at the Investment Amount.

“Business Day” means:  (a) for the purposes of Section 2B(3) only, any day which is both a New York Business Day and a day on which PIM is open for business; and (b) for the purposes of any other provision of this Agreement, a New York Business Day.

“Calculated Value” means the quotient of the Eligible Property NOI for each applicable Eligible Property divided by its applicable Capitalization Rate with the resulting quotient multiplied by the owner’s percentage ownership of such Eligible Property.

“Cancellation Date” is defined in Section 2B(8)(iv).

“Cancellation Fee” is defined in Section 2B(8)(iv).

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalization Rate” means 8.5% for ALFs and 12% for SNFs.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 50% or more of the outstanding capital stock or other equity interests of the Company on a fully-diluted basis, (b) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness for Borrowed Money in excess of $10,000,000 shall occur, or (c) during any twelve (12) month period on or after the date hereof, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

Schedule B-3

“Closing Day” means, with respect to the Series A Notes, the Series A Closing Day and, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance with respect to such Accepted Note; provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to Section 2B(7), the “Closing Day” for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in Section 2B(8)(iii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the introductory paragraph of this Agreement.

“Confirmation of Acceptance” is defined in Section 2B(5).

“Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of July 17, 2008, by and among the Company, the Guarantors, the Lenders named therein and from time to time party thereto and the other parties from time to time party thereto, as amended, restated, supplemented, replaced or otherwise modified from time to time.

“Credit Facility Debt Service” means, for any Fiscal Quarter, all interest and letter of credit fees payable on the Loans or Letters of Credit or as part of the Obligations (as such terms are defined as of the date hereof in the Credit Agreement).

“Credit Parties” means the Company and the Guarantors.

“Debt Service” means, for any Fiscal Quarter, the sum of (a) Interest Expense and (b) the greater of (i) zero or (ii) scheduled principal amortization paid on Total Indebtedness (exclusive of any balloon payments or voluntary prepayments of principal paid on such Total Indebtedness) less scheduled principal amortization payments received on mortgage loans receivable or its REMIC Certificate investments (exclusive of any balloon payments or voluntary prepayments of principal received on mortgage loans receivable or on the underlying mortgage loans of investments in REMIC Certificates).

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means (i) as to any Series A-1 Note, that rate of interest that is the greater of (a) 7.26% per annum, and (b) 2% over the rate of interest publicly announced by JPMorgan Chase Bank as its “base” or “prime” rate, (ii) as to any Series A-2 Note, that rate of interest that is the greater of (a) 7.74% per annum, and (b) 2% over the rate of interest publicly announced by JPMorgan Chase Bank as its “base” or “prime” rate, and (iii) as to any Shelf Note, that rate of interest that is the greater of (1) 2% over the Interest Rate specified in the caption at set forth at the top of such Shelf Note, and (2) 2% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York City as its “base” or “prime” rate.

Schedule B-4

“Delayed Delivery Fee” is defined in Section 2B(8)(iii).

“Dollars” and “$” means lawful currency of the United States of America.

“EBITDA” means, for any period, determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP, the sum of net income (or loss) plus, to the extent deducted in the calculation thereof:  (i) depreciation and amortization expense; (ii) interest expense; (iii) income tax expense; (iv) extraordinary, unrealized or nonrecurring losses, including impairment charges and reserves, minus, to the extent included in the calculation thereof:  (v) funds received by the Company or a Subsidiary as rent but which are reserved for capital expenses; (vi) unrealized gains on the sale of assets; and, (vii) income tax benefits.

“Eligible Line of Business” means any business engaged in as of the date of this Agreement by the Company or any of its Subsidiaries.

“Eligible Property” means, as of any Borrowing Base Determination Date, any Property owned by the Company or a Material Subsidiary which satisfies the following conditions which would permit such Property to be included in the Borrowing Base:

(a) such Property is real property which is at least majority owned in fee simple, or 100% leased by the Company or a Material Subsidiary pursuant to a Qualified Ground Lease; provided that for any Property owned less than 100%, the Company or such Material Subsidiary shall have the unilateral right (i) to sell, transfer or otherwise dispose of such Property, and (ii) to create a Lien on such Property as security for Indebtedness for Borrowed Money;

(b) such Property is currently in service (not under development or non-stabilized);

(c) such Property constitutes a Senior Housing Asset located in the United States of America;

(d) neither such Property nor the ownership interest therein is subject to any Lien (other than Permitted Liens) or to any negative pledge;

(e) if such Property is owned by a Material Subsidiary, (i) none of the Company’s beneficial ownership interest in such Material Subsidiary is subject to any Lien (other than certain Permitted Liens) or to any negative pledge, (ii) such Material Subsidiary has the unilateral right to sell, transfer or otherwise dispose of such Property and to create a Lien on such Property as security for Indebtedness for Borrowed Money, and (iii) such Material Subsidiary has become a Guarantor pursuant to Section 9.9 hereof;

(f) such Property, based on the Company’s or such Material Subsidiary’s knowledge, is free of all material structural defects or major architectural deficiencies, material title defects, material environmental conditions or other adverse matters which, individually or collectively, materially impair the value of such Property; and

(g) the lessee of such Property under such lease is not more than 60 days past due with respect to any monthly rent payment obligations under such lease.

Schedule B-5

“Eligible Property NOI” means, for any given period, the aggregate Property NOI attributable to the Eligible Properties owned by the Company or a Material Subsidiary for a period in excess of four Fiscal Quarters and defined for each such Eligible Property or pool of such Eligible Properties under a master Lease as the lesser of (i) Property NOI divided by 1.15, or (ii) the related Lease payment on such Eligible Property or pool of Eligible Properties due to the Company or a Material Subsidiary for such period.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company or a Subsidiary under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Facility” is defined in Section 2B(l).

“Fiscal Quarter” means each of the three-month periods ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve-month period ending on December 31.

“Fixed Charges” means, for any Fiscal Quarter, Debt Service for such quarter, plus Preferred Dividends for such quarter, plus $400 per bed for any Property on which the Lease of such Property does not require the tenant to pay for all capital expenditures.

“Future Property” means any Property which the Company or any Subsidiary of the Company acquires after the date hereof.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination; provided, that (except with respect to SEC filings referenced in Section 7.1(a) and (b)) “GAAP” shall exclude the effects of Accounting Standards Codification 825-10-25 (previously referred to as SFAS 159) or any successor or similar provision to the extent it relates to “fair value” accounting for liabilities.

Schedule B-6

“Governmental Authority” means the government of

(a)        the United States of America or any state or other political subdivision thereof, or

(b)        any other jurisdiction in which any of the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of such Person, or

(c)        any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranteed Obligations” is defined in Section 20.1(a).

“Guarantors” means the Persons from time to time party hereto and obligated under the Multiparty Guaranty, including (i) the Persons signatory hereto and identified on the signature pages hereto as “Guarantors”, and (ii) each other Person which from time to time hereafter executes and delivers a Joinder to Multiparty Guaranty pursuant to the requirements of Section 9.9; as any of the foregoing Persons in clauses (i) and (ii) from time to time may be released and discharged from its obligations under the Multiparty Guaranty pursuant to the provisions of Section 20.4.

“Guaranty” shall mean, with respect to any Person, any direct or indirect obligation or liability, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness for Borrowed Money, lease, dividend or other obligation payable or performable by another Person in any manner, including, without limitation, any obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable or obligated, and including, without limitation, any obligation of such Person (contingent or otherwise, direct or indirect) to:  (i) maintain working capital, equity capital, the solvency or any balance sheet condition or other financial condition or liquidity or level of income or cash flow of another Person in any manner; (ii) to purchase the obligations of or equity interests in another Person from the holders of such obligations or interests; (iii) to purchase or lease property, securities or services or supply or advance any funds, goods or services to or on behalf of another Person in any manner; (iv) to guarantee (a) the completion of any work or any other schedule or deliverable obligations or requirements of another Person in any manner, (b) the quality of any construction work, means or methods of another Person in any manner, (c) any warranty or indemnity obligations of another Person in any manner, or (d) any other payment, performance or contractual obligations of another Person in any manner; or (v) purchase or otherwise pay (or advance or supply funds for the

Schedule B-7

purchase or payment of) any Indebtedness for Borrowed Money or other obligation of another Person or to purchase or otherwise make payment for (or advance or supply funds for the purchase or payment for) any products, materials, supplies or other property, or for any transportation or services, regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or effect of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof.  Guaranties shall include obligations of partnerships and joint ventures of which such Person is a general partner or co-venturer that are not expressly non-recourse to such Person.  In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof), and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hedge Treasury Note(s)” means, with respect to any Accepted Note, the United States Treasury Note or Notes whose average life (as determined by PIM) most closely matches the average life of such Accepted Note.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, and as to which such approval has not been withdrawn.

“Improvements” for any Property means all buildings, structures, fixtures, tenant improvements and other improvements of every kind and description now or hereafter located in or on or attached to the Land for such Property; and all additions and betterments thereto and all renewals, substitutions and replacements thereof.

“include” or “including” means, unless the context clearly requires otherwise, “including without limitation.”

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money, and (f) all obligations of the sort described in the foregoing clauses with respect to which such Person has become liable by way of a Guaranty.

Schedule B-8

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Interest Expense” means, for any period of determination, the interest expense, whether paid, accrued or capitalized (without deduction of consolidated interest income) of the Company and its Subsidiaries on a consolidated basis for such period.  Interest Expense shall exclude any amortization of (i) deferred financing fees, including the write-off such fees relating to the early retirement of such related Indebtedness for Borrowed Money, and (ii) debt discounts (but only to the extent such discounts do not exceed 3.0% of the initial face principal amount of such debt).

“Issuance Period” is defined in Section 2B(8)(ii).

“Investment Amount” means for any Property which, at the time of determination, has been owned for less than four consecutive quarters at such time, the product of (i) the percentage interest of such Property owned by the Company or Guarantor, and (ii) the aggregate purchase price paid for such Property (giving effect to any securities used to purchase a Property at the fair market value of the securities at the time of purchase based upon the price at which such securities could be exchanged into the Company’s common stock assuming such exchange occurred on the date of acquiring the Property).

“Joinder to Multiparty Guaranty” means a joinder agreement entered into by an Additional Guarantor in substantially the form of Exhibit F.

“Land” for any Property means the real property upon which the Improvements are located, together with all rights, title and interests appurtenant to such real property, including without limitation all rights, title and interests to (a) all strips and gores within or adjoining such property, (b) the streets, roads, sidewalks, alleys, and ways adjacent thereto, (c) all of the tenements, hereditaments, easements, reciprocal easement agreements, rights-of-way and other rights, privileges and appurtenances thereunto belonging or in any way pertaining thereto, (d) all reversions and remainders, (e) all air space rights, and all water, sewer and wastewater rights, (e) all mineral, oil, gas, hydrocarbon substances and other rights to produce or share in the production of anything related to such property, and (f) all other appurtenances appurtenant to such property, including without limitation, any now or hereafter belonging or in anywise appertaining thereto.

“Lease” means any lease, tenancy agreement, contract or other agreement for the use or occupancy of a Property or any portion thereof.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.

Schedule B-9

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Make-Whole Amount” is defined in Section 8.6.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Credit Parties taken as a whole.

“Material Adverse Effect” means a material and adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company or any Guarantor to perform its obligations under the Transaction Documents to which it is a party, or (c) the validity or enforceability of any of the Transaction Documents or the rights or remedies of PIM or the holders of Notes thereunder; provided, however, that the sale of assets of one or more Guarantors in accordance with the terms of this Agreement shall not be deemed in and of itself to cause a Material Adverse Effect absent the presence of the factors set forth above.

“Material Subsidiary” means each Subsidiary that owns a Property included in the Borrowing Base Value, and Education Property Investors, Inc.

“Medical Office Buildings” means a medical office buildings that contain one or more physicians’ offices and examination rooms, and may also include pharmacies, hospital ancillary service space and day-surgery operating rooms.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Multiparty Guaranty” is defined in Section 20.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“New York Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Notes” is defined in Section 1C.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Pension Act” means the Pension Protection Act of 2006, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

Schedule B-10

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to certain Plans and set forth in, with respect to plan years ending prior to the effective date as to such Plan of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA.

“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:

(a) the Acquired Business is in an Eligible Line of Business and has its primary operations within the United States of America;

(b) the Acquisition shall not be a Hostile Acquisition;

(c) the investment or acquisition is an asset associated with an Eligible Line of Business which may include but is not limited to sale/leaseback transactions, mortgage loans, lines of credit or other financings, etc.;

(d) if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, the Company shall have complied with the requirements of Section 9.9 hereof (to the extent applicable) in connection therewith; and

(e) after giving effect to the Acquisition, no Default or Event of Default shall exist, including with respect to the financial covenants contained in Section 10.10 hereof, provided, further, that if such Acquisition, together with any other Acquisitions made during the then current Fiscal Quarter and the preceding three Fiscal Quarters of the Company, have an aggregate cost exceeding $100,000,000, then for such Acquisition and thereafter for any additional Acquisition in such then-current Fiscal Quarter for an aggregate cost exceeding $20,000,000, the Company shall provide to the holders of Notes which are Institutional Investors covenant calculations for the covenants contained in Section 10.10, showing that the projected effect of the Acquisition, in terms of additional asset value, liabilities incurred if any, and additional revenues and expenses associated therewith have been contemplated and have been projected into the expected operating results and financial position of the Company for the Fiscal Quarter in which the Acquisition occurs, and demonstrating that such Acquisition is not reasonably expected to cause a violation of the Section 10.10 covenants for such Fiscal Quarter.

“Permitted Lien” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding has been commenced:  (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 9.4; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue or that are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not materially and adversely affect the value of such property or the use of such property for its present purposes; (e) deposits to secure the performance of bids, trade contracts (other than for

Schedule B-11

borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business; (f) Liens in favor of the United States of America for amounts paid to the Company or any Subsidiary as progress payments under government contracts entered into by it; (g) attachment, judgment and other similar Liens arising in connection with court, reference or arbitration proceedings, provided that the same have been in existence less than 20 days, that the same have been discharged or that execution or enforcement thereof has been stayed pending appeal; and (h) Liens on Properties not included in the Borrowing Base Value and not included for purpose of the calculation of TMVUA.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Authority.

“PIM” means Prudential Investment Management, Inc.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company, any Subsidiary or any ERISA Affiliate or with respect to which the Company, any Subsidiary or any ERISA Affiliate may have any liability.

“Preferred Dividends” means any dividend paid (or payable), as the case may be, in cash on any preferred equity security issued by the Company.

“Principal Credit Facility” means any loan agreement, credit agreement, note purchase agreement or similar agreement under which credit facilities in the aggregate original principal or commitment amount of at least $10,000,000 are provided for.

“Property” or “Properties” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP, including any Eligible Property owned by the Company or any of its Subsidiaries.

“Property Expenses” means the costs (including, but not limited to, payroll, taxes, assessments, insurance, utilities, landscaping and other similar charges) of operating and maintaining any TMVUA Real Property which are the responsibility of the Company or the applicable Guarantor that are not paid directly by the tenant, but excluding depreciation, amortization, interest costs and maintenance capital expenditures to the extent such TMVUA Real Property is under a triple-net lease.

“Property Income” means cash rents (excluding, as an abundance of caution,  non-cash straight-line rent) and other cash revenues received by the Company or a Guarantor in the ordinary course for any TMVUA Real Property, but excluding security deposits and prepaid rent except to the extent applied in satisfaction of tenants’ obligations for rent.

Schedule B-12

“Property Net Operating Income” or “Property NOI” means, with respect to a Property and for the four most recently ended Fiscal Quarters, the sum of the following (without duplication):  (a) all revenues received in the ordinary course of operating such Property (including proceeds of rent loss insurance but excluding prepaid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses (whether paid or accrued) directly related to the operation or maintenance of such Property, including but not limited to payroll expenses, taxes, assessments and other similar charges, insurance, utilities, maintenance, repair and landscaping expenses but not including any management fees (in accordance with the computation of EBITDA plus rent and management fees).  All amounts due to the Company or a Guarantor, whether as rent or mortgage payments for the property, will be excluded from the calculation of (b) above.

“Prudential Affiliate” means (i) any corporation or other entity controlling, controlled by, or under common control with, PIM and (ii) any managed account or investment fund which is managed by PIM or a Prudential Affiliate described in clause (i) of this definition.  For purposes of this definition, the terms “control,” “controlling” and “controlled” shall mean the ownership, directly or through subsidiaries, of a majority of a corporation’s or other Person’s Voting Interests or equivalent voting securities or interests.

“Purchasers” means the Series A Purchasers and PIM and/or the Prudential Affiliate(s) which are purchasing any Accepted Notes.

“Qualified Ground Lease” means each of the ground leases or subground leases set forth on Schedule 5.10(b) hereto and for a Future Property means any ground lease (a) which is a direct ground lease granted by the fee owner of real property, (b) which may be transferred and/or assigned without the consent of the lessor (or as to which the lease expressly provides that (i) such lease may be transferred and/or assigned with the consent of the lessor and (ii) such consent shall not be unreasonably withheld or delayed) or subject to certain reasonable pre-defined requirements, (c) which has a remaining term (including any renewal terms exercisable at the sole option of the lessee) of at least twenty (20) years, (d) under which no material default has occurred and is continuing, (e) with respect to which a Lien may be granted without the consent of the lessor, (f) which contains lender protection provisions acceptable to the Required Holders, including, without limitation, provisions to the effect that (i) the lessor shall notify any holder of a Lien in such lease of the occurrence of any default by the lessee under such lease and shall afford such holder the option to cure such default, and (ii) in the event that such lease is terminated, such holder shall have the option to enter into a new lease having terms substantially identical to those contained in the terminated lease, and (g) which is otherwise acceptable in form and substance to the Required Holders.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Real Property” for any Senior Housing Asset means the Land and the Improvements for such Senior Housing Asset, including without limitation, parking rights and any and all real property rights to other ancillary functions necessary for the operation of such Senior Housing Asset.

“Rehabilitation Assets” means healthcare facilities which are used primarily for the provision of services to patients requiring rehabilitative or restorative care, including some or all (but not limited to) of the following services:  physical therapy, occupational therapy, speech therapy and other related services.

Schedule B-13

“REIT” means a Person that is qualified to be treated for tax purposes as a real estate investment trust under Sections 856-860 of the Code.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“REMIC” means Real Estate Mortgage Investment Conduit.

“REMIC Certificates” means individually or collectively a certificated beneficial interest in a REMIC.

“Request for Purchase” is defined in Section 2B(2).

“Required Holders” means, at any time, the holder or holders of a majority of the aggregate principal amount of the Notes or of a Series of Notes, as the context may require, from time to time outstanding (exclusive of Notes then owned by any Credit Party, any Subsidiary or any of their respective Affiliates).

“Rescheduled Closing Day” is defined in Section 2B(7).

“Responsible Officer” means any Senior Financial Officer and any other officer with responsibility for the administration of the relevant portion of this Agreement or any other Transaction Document.

“Rolling Period” means, as of any date, the four consecutive Fiscal Quarters ending on or immediately preceding such date.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Secured Debt” means, as of any given date, the aggregate principal amount of all Total Indebtedness outstanding at such date that is secured by a Lien.

“Secured Recourse Debt” means Secured Debt that is recourse for payment to the Company or its Subsidiaries.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

Schedule B-14

“Senior Financial Officer” means the chief executive officer, chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Senior Housing Assets” means any Properties on which the improvements consist only of one or more of the following:  (a) senior apartments; (b) independent living facilities; (c) congregate communities; (d) assisted living facilities; (e) nursing homes; (f) hospitals; and (g) other Properties primarily used for senior citizen residences or health care services, together with other improvements incidental thereto.

“Series” is defined in Section 1C.

“Series A Closing Day” is defined in Section 3.

“Series A Purchasers” means (i) The Prudential Insurance Company of America, as the purchaser of the Series A-1 Notes, and (ii) Pruco Life Insurance Company and United of Omaha Life Insurance Company, as the purchasers of the Series A-2 Notes.

“Series A Notes” is defined in Section 1B.

“Series A-1 Notes” is defined in Section 1A.

“Series A-2 Notes” is defined in Section 1B.

“Shelf Notes” is defined in Section 1C.

“Significant Lease” means, for any specified calendar year, any Lease under which the Company or one of its Subsidiaries is the lessor and which Lease provides for annual minimum cash rent payments of $1,000,000 or more during such calendar year (notwithstanding the amount of lease payments in prior or subsequent years).

“SNFs” means skilled nursing facilities.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Stock” means shares of capital stock, beneficial or partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or non-voting, and includes, without limitation, common stock, but excluding any preferred stock or other preferred equity security.

“Stock Equivalents” means all securities (other than Stock) convertible into or exchangeable for Stock at the option of the holder, and all warrants, options or other rights to purchase or subscribe for any stock, whether or not presently convertible, exchangeable or exercisable.

Schedule B-15

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate (i) of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company, or (c) the beneficial interest in such trust or estate, in each case, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, or (ii) the accounts of which would appear on the consolidated financial statements of such Person in accordance with GAAP.  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“SVO” means the Securities Valuation Office of the National Association of Insurance Commissioners (or any successor organization acceding to the authority thereof).

“Tangible Net Worth” means for each applicable period, total stockholders’ equity on the Company’s consolidated balance sheet as reported in its Form 10-K or 10-Q less all amounts appearing on the assets side of its consolidated balance sheet representing an intangible asset under GAAP.

“TMVUA” means, at any time of determination, the “total market value of unencumbered assets”, to be computed as the sum of the following at such time (a) TMVUA Real Property NOI divided by the applicable TMVUA Cap Rates for all TMVUA Real Properties owned for four consecutive quarters or longer at such time, and (b) the Investment Amount of all TMVUA Real Properties owned for less than four consecutive quarters at such time.

“TMVUA Cap Rates” means:  (i) 8.00% for ALFs or, if any one or more Principal Credit Facilities provides for a higher capitalization rate for ALFs, then the highest capitalization rate for ALFs; (ii) 10.00% for SNFs or, if any one or more Principal Credit Facilities provides for a higher capitalization rate for SNFs, then the highest capitalization rate for SNFs; and (iii) 11.50% for schools or, if any one or more Principal Credit Facilities provides for a higher capitalization rate for schools, then the highest such capitalization rate for schools.

“TMVUA Real Properties” means real property interests in ALFs, SNFs or schools, in each case which are (i) located in the United States of America, (ii) 100% owned in fee simple by the Company or a Guarantor, and (iii) not subject to any consensual Lien, and “TMVUA Real Property” means any one of them.

“TMVUA Real Property NOI” means, with respect to any TMVUA Real Property for the Rolling Period then or most recently ended (without duplication), (i) Property Income for such period minus (ii) Property Expenses for such period.

“Total Asset Value” means the book value, without giving effect to depreciation, of all assets of the Company and its Subsidiaries at such time, less (a) the amount, if any, of any investments in any unconsolidated subsidiaries, joint ventures or other similar entities, and (b) all amounts appearing on the assets side of its consolidated balance sheet separately identifiable as intangible assets under GAAP.

“Total Indebtedness” means, as of any date of determination and without duplication, all Indebtedness for Borrowed Money of the Company and its Subsidiaries.

Schedule B-16

“Transaction Documents” means this Agreement (including the Multiparty Guaranty), the Notes, and any and all other agreements, documents, certificates and instruments from time to time executed and delivered by or on behalf of any Credit Party related thereto.

“Unsecured Debt” means, as of any date of determination, the aggregate principal amount of all Total Indebtedness outstanding at such date that is not Secured Debt.

“Unsecured Debt Service” means, for a given period, Debt Service with respect to Unsecured Debt.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA) PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent equity interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wholly-owned Subsidiary” means, at any time, any Subsidiary one hundred percent of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

Schedule B-17

EXHIBIT A-1

[FORM OF SERIES A-1 NOTE]

LTC PROPERTIES, INC.

5.26% SERIES A-1 SENIOR NOTE DUE JULY 14, 2015

No. [___]	[Date]
$[____]	PPN 502175 A*3

FOR VALUE RECEIVED, the undersigned, LTC PROPERTIES, INC. (herein called the “Company”), a corporation organized under the laws of the State of Maryland, hereby promises to pay to [_____________], or registered assigns, the principal sum of [___________] DOLLARS on July 14, 2015, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 5.26% per annum from the date hereof, payable at maturity and quarterly, on the 14th day of each January, April, July and October in each year, commencing with the January 14, April 14, July 14 or October 14 next succeeding the date hereof until the principal hereof shall have become due and payable, and (b) at a rate per annum from time to time equal to the greater of (i) 7.26% and (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York, New York as its “base” or “prime” rate (i) on any overdue payment of interest, and (ii) following the occurrence and during the continuance of an Event of Default (as defined in the Agreement referred to below) on the unpaid principal balance, any overdue payment of interest and any overdue payment of any Make-Whole Amount, in the case of each of clause (i) and (ii), payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at JPMorgan Chase Bank, New York, New York or at such other place as the holder hereof shall designate to the Company in writing as provided in the Agreement referred to below.

This Note is one of a series of senior notes (herein called the “Notes”) issued pursuant to a Note Purchase and Private Shelf Agreement, dated as of July 14, 2010 (as from time to time amended, restated, supplemented or otherwise modified, the “Agreement”), between the Company and the other Credit Parties named therein, on the one hand, and the other Persons party thereto, on the other hand, and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have made the representation set forth in Section 6.2.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a replacement Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

Schedule A-1-1

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Agreement, but not otherwise.

The Notes have been unconditionally guaranteed by certain of the Company’s Subsidiaries and other Affiliates pursuant to the terms of the Multiparty Guaranty.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect, provided in the Agreement.

Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

LTC PROPERTIES, INC.

By:
Name:
Title:

Schedule A-1-2

EXHIBIT A-2

[FORM OF SERIES A-2 NOTE]

LTC PROPERTIES, INC.

5.74% SERIES A-2 SENIOR NOTE DUE JANUARY 14, 2019

No. [___]	[Date]
$[____]	PPN 502175 A@1

FOR VALUE RECEIVED, the undersigned, LTC PROPERTIES, INC. (herein called the “Company”), a corporation organized under the laws of the State of Maryland, hereby promises to pay to [_____________], or registered assigns, the principal sum of [___________] DOLLARS on January 14, 2019, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 5.74% per annum from the date hereof, payable at maturity and quarterly, on the 14th day of each January, April, July and October in each year, commencing with the January 14, April 14, July 14 or October 14 next succeeding the date hereof until the principal hereof shall have become due and payable, and (b) at a rate per annum from time to time equal to the greater of (i) 7.74% and (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York, New York as its “base” or “prime” rate (i) on any overdue payment of interest, and (ii) following the occurrence and during the continuance of an Event of Default (as defined in the Agreement referred to below) on the unpaid principal balance, any overdue payment of interest and any overdue payment of any Make-Whole Amount, in the case of each of clause (i) and (ii), payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at JPMorgan Chase Bank, New York, New York or at such other place as the holder hereof shall designate to the Company in writing as provided in the Agreement referred to below.

This Note is one of a series of senior notes (herein called the “Notes”) issued pursuant to a Note Purchase and Private Shelf Agreement, dated as of July 14, 2010 (as from time to time amended, restated, supplemented or otherwise modified, the “Agreement”), between the Company and the other Credit Parties named therein, on the one hand, and the other Persons party thereto, on the other hand, and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have made the representation set forth in Section 6.2.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a replacement Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

Exhibit A-2-1

The Company will make required prepayments of principal on the dates and in the amounts specified in the Agreement.  This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Agreement, but not otherwise.

The Notes have been unconditionally guaranteed by certain of the Company’s Subsidiaries and other Affiliates pursuant to the terms of the Multiparty Guaranty.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect, provided in the Agreement.

Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

LTC PROPERTIES, INC.

By:
Name:
Title:

Exhibit A-2-2

EXHIBIT A-3

[FORM OF SHELF NOTE]

LTC PROPERTIES, INC.

SERIES ____ SENIOR NOTE

No. [___]

ORIGINAL PRINCIPAL AMOUNT:

ORIGINAL ISSUE DATE:

INTEREST RATE:

INTEREST PAYMENT DATES:  [Quarterly][Semi-annually] on each [STATE DATES]

FINAL MATURITY DATE:1

PRINCIPAL PREPAYMENT DATES AND AMOUNTS:2

FOR VALUE RECEIVED, the undersigned, LTC PROPERTIES, INC. (herein called the “Company”), a corporation organized under the laws of the State of Maryland, hereby promises to pay to [________________], or registered assigns, the principal sum of [_____________________] [DOLLARS] [on the Final Maturity Date specified above] [, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date as specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the Interest Rate per annum specified above, payable on the Final Maturity Date specified above and on each Interest Payment Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) at a rate per annum from time to time equal to the Default Rate (i) on any overdue payment of interest, and (ii) following the occurrence and during the continuance of an Event of Default (as defined in the Agreement referred to below) on the unpaid principal balance, any overdue payment of interest and any overdue payment of any Make-Whole Amount, in the case of each of clause (i) and (ii), payable on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal, Make-Whole Amount, if any, and interest are to be made in lawful money of the United States of America at JPMorgan Chase Bank, New York, New York or at such other place as the holder hereof shall designate to the Company in writing.

This Note is one of a series of senior notes (herein called the “Notes”) issued pursuant to a Note Purchase and Private Shelf Agreement, dated as of July 14, 2010 (as from time to time amended, restated, supplemented or otherwise modified, the “Agreement”), between the Company and the other Credit Parties named therein, on the one hand, and the other Persons party thereto, on the other hand, and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have made the representations set forth in Section 6.2 of the Agreement.

1 The Final Maturity Date must be no more than 10 years after the original issuance date

2 The Remaining Average Life must be no more than 7 years after the original issuance date.

Exhibit A-3-1

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a replacement Note for the then outstanding principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Agreement, but not otherwise.

The Notes have been unconditionally guaranteed by certain of the Company’s Subsidiaries and other Affiliates pursuant to the terms of the Multiparty Guaranty.

If an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount), and with the effect, provided in the Agreement.

Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such State.

LTC PROPERTIES, INC.

By:
Name:
Title:

Exhibit A-3-2

EXHIBIT B

[FORM OF REQUEST FOR PURCHASE]

LTC PROPERTIES, INC.

Reference is made to the Note Purchase and Private Shelf Agreement (the “Agreement”), dated as of July 14, 2010, between LTC Properties, Inc. (the “Company”) and the other Persons named therein as parties thereto.  All terms herein that are defined in the Agreement have the respective meanings specified in the Agreement.  Pursuant to Section 2B(3) of the Agreement, the Company hereby makes the following Request for Purchase:

Individual specifications of the notes covered hereby (the “Notes”):

Principal Amount	Final Maturity Date	Principal Prepayment Dates and Amounts	Interest Payment Period

*	**	***	[quarterly] [semi-annually]

Use of proceeds of the Notes:

Proposed day for the closing of the purchase and sale of the Notes:

The purchase price of the Notes is to be transferred to:

Name, Address and ABA Routing Number of Bank	Number of Account	Name & Telephone No. of Bank Officer

The Company certifies (a) that the representations and warranties contained in Section 5 of the Agreement are true on and as of the date of this Request for Purchase, and (b) that there exists on

* Minimum of $10,000,000

** Not more than ten years after original issuance.

*** Remaining Average Life to be not more than 7 years after original issuance.

Exhibit B-1

the date of this Request for Purchase no Event of Default or Default (both before and after giving effect to the issuance and purchase of the Notes contemplated hereby).

Dated:  _______________  _____, ________

LTC PROPERTIES, INC.

By:
Name:
Title:

Exhibit B-2

EXHIBIT C

[FORM OF CONFIRMATION OF ACCEPTANCE]

LTC PROPERTIES, INC.

Reference is made to the Note Purchase and Private Shelf Agreement (the “Agreement”), dated as of July 14, 2010, between LTC Properties, Inc. (the “Company”) and the other Persons named therein as parties thereto.  All terms used herein that are defined in the Agreement have the respective meanings specified in the Agreement.

PIM or the Prudential Affiliate which is named below as a Purchaser of Notes hereby confirms the representations as to such Notes set forth in Section 6 of the Agreement, and agrees to be bound by the provisions of Sections 2B(5) and 2B(7) of the Agreement.

Pursuant to Section 2B(5) of the Agreement, an Acceptance with respect to the following Accepted Shelf Notes is hereby confirmed:

I.          Accepted Notes:  Aggregate principal amount $_____________.

(A)       (a)        Name of Purchaser:

(b)        Principal amount:

(c)        Final maturity date:

(d)        Principal prepayment dates and amounts:

(e)                               Interest rate:

(f)                                  Interest payment period:  [quarterly] [semi-annually]

(g)                               Payment and notice instructions:  As set forth on attached Purchaser Schedule.

(B)       (a)        Name of Purchaser:

(b)                              Principal amount:

(c)                               Final maturity date:

(d)                              Principal prepayment dates and amounts:

(e)                               Interest rate:

(f)                                  Interest payment period:  [quarterly] [semi-annually]

(g)                               Payment and notice instructions:  As set forth on attached Purchaser Schedule.

[(C), (D) . . . same information as above.]

II.         Closing Day: _______________  _____, _______

Dated:  _______________  _____, ________

Exhibit E-1

LTC PROPERTIES, INC.

By:  _________________________

Name:

Title:

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:  _________________________

Name:

Title:     Vice President

[PRUDENTIAL AFFILIATE]

By:  _________________________

Name:

Title:     Vice President

Exhibit E-2

EXHIBIT E

FORM OF BORROWING BASE CERTIFICATE

To:  Prudential Investment Management, Inc. and the holders of Notes issued pursuant to the Note Agreement described below which are Institutional Investors

Pursuant to the terms of the Note Purchase and Private Shelf Agreement, dated as of July 14, 2010, among us (the “Note Agreement”, with capitalized terms used herein and not defined herein having the meanings given to them in the Note Agreement), we submit this Borrowing Base Certificate to you and certify that the information set forth below and on any attachments to this Certificate is true, correct and complete as of the date of this Certificate.

1. Borrowing Base Value $

2. Line 1 multiplied by 50% $

3. Unsecured Debt (other than the Obligations (as defined in the Credit Agreement on July 14, 2010)) $

4. Borrowing Base (Line 2 minus by Line 3 above) $

The Company represents and warrants that the aggregate outstanding principal amount of the Notes and the Loans and L/C Obligations (as defined in the Credit Agreement) on the date hereof, including any Loans to be made or Letters of Credit to be issued on the date hereof, do not exceed the Borrowing Base set forth above.

The foregoing certifications, together with the computations set forth in Schedule I hereto are made and delivered this ___ day of 20__.

LTC PROPERTIES, INC.

By:

Name:

Title:

Exhibit E-1

SCHEDULE I TO BORROWING BASE CERTIFICATE

Exhibit E-2

EXHIBIT F

[FORM OF JOINDER TO MULTIPARTY GUARANTY]

JOINDER NO. [__], dated as of [________] (this “Joinder”), to the Multiparty Guaranty set forth as Section 20 (as amended or otherwise modified from time to time, the “Multiparty Guaranty”) to that certain Note Purchase and Private Shelf Agreement, dated as of July 14, 2010 (as amended or otherwise modified from time to time, the “Note Agreement”), executed by LTC Properties, Inc. (the “Company”), the Guarantors party thereto, and the Purchasers party thereto.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Agreement.

1.         Pursuant to the Multiparty Guaranty, certain obligations owing by the Company to the holders of Notes under the Note Agreement and evidenced by the Notes (together with their respective Transferees, the “Beneficiaries”) are guaranteed by the Guarantors.

2.         The undersigned (the “Additional Guarantor”) is executing this Joinder in accordance with the requirements of Section 20.8 of the Multiparty Guaranty.

3.         The Additional Guarantor by its signature below becomes a Guarantor under the Multiparty Guaranty and the other provisions of the Agreement with the same force and effect as if originally named therein as a Guarantor and the Additional Guarantor hereby (a) agrees to all the terms and provisions of the Agreement applicable to it as a Guarantor thereunder, and (b) represents and warrants that the representations and warranties made by it as a Guarantor set forth in Section 5 of the Note Agreement are true and correct on and as of the date hereof.  Each reference to a Guarantor in the Multiparty Guaranty and the other provisions of the Agreement shall be deemed to include the Additional Guarantor.  The Multiparty Guaranty and the other provisions of the Agreement are hereby incorporated herein by reference.

4.         The Additional Guarantor represents and warrants to the Beneficiaries that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

5.         This Joinder may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed signature page to this Joinder by facsimile transmission shall be as effective as delivery of a manually-signed original thereof.

6.         Except as expressly modified hereby, the Multiparty Guaranty and the other provisions of the Agreement shall remain in full force and effect.

7.         Any provision of this Joinder that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Exhibit F-1

8.         All communications and notices hereunder to the Additional Guarantor shall be given to it at the address set forth under its signature below.

IN WITNESS WHEREOF, the Additional Guarantor has executed this Joinder by its duly authorized officer as of the day and year first above written.

[NAME], a [________] [corporation]

By:

Name:

Title:

Address:     c/o LTC Properties, Inc.

31365 Oak Crest Drive

Suite 200

Westlake Village, California 91361

Attn:  Pamela Shelley-Kessler

SVP & Chief Financial Officer

Facsimile:  (805) 981-8663

Exhibit F-2